Exhibit 2.16
(Free Translation)

INDENTURE FOR THE FOURTH PUBLIC ISSUE OF DEBENTURES NOT CONVERTIBLE INTO SHARES WITH COLLATERAL GUARANTEE AND SURETYSHIP, BY NET SERVIÇOS DE COMUNICAÇÃO S.A.

By the following private instrument:

NET SERVIÇOS DE COMUNICAÇÃO S.A., a joint stock company headquartered in the city and state of São Paulo, at Rua Verbo Divino, Nº. 1,356, registered in the National Register of Corporate Entities (CNPJ/MF) under Nº. 00.108.786/0001 -65, hereafter referred to simply as the “Issuer” and duly represented in the form of its ByLaws;

and

PLANNER CORRETORA DE VALORES S.A., headquartered in the city and state of São Paulo, at Avenida Paulista, Nº. 2,439 – 11th floor, registered in the National Register of Corporate Entities (CNPJ) under Nº. 00.806.535/0001 -54, herein represented in accordance with its By-Laws (hereafter referred to as the "Trustee"),

And the following subsidiaries, both direct and indirect, of the Issuer (hereafter referred to as the “Guarantors”):

Alnor Alumínio do Norte Ltda., a Brazilian limited liability company with principal office in the city of Manaus, state of Amazonas, at Rua Emilio Moreira Nº. 1,672, Altos, PraÇa 14 de Janeiro, registered in the National Register of Corporate Entities (CNPJ) under Nº. 34.534.750/0001 -65, herein represented in accordance with its By-Laws by Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Antenas Comunitárias Brasileiras Ltda., a Brazilian limited liability company with principal office in the city of Blumenau, state of Santa Catarina, at Avenida Brasil Nº. 60, Ponta Aguda, registered in the National Register of Corporate Entities (CNPJ) under Nº. 79.375.606/0001 -61, herein represented in accordance with its By-Laws by Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Cabodinâmica TV Cabo São Paulo S.A., a Brazilian joint stock company with principal office in the city of São Paulo, state of São Paulo, at Rua Verbo Divino, Nº. 1,356, Chácara Santo Antônio, registered in the National Register of Corporate Entities (CNPJ) under Nº. 65.516.254/0001 -02, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

CMA ParticipaÇões S.A., a Brazilian joint stock company with principal office in the city of São Paulo, state of São Paulo, at Rua Verbo Divino, Nº. 1.356, Chácara Santo Antônio, registered in the National Register of Corporate Entities (CNPJ) under Nº. 31.959.356/0001 -80, herein represented in accordance with its executive directors, Messrs. José Antônio Guaraldi Félix and Leonardo Porciúncula Gomes Pereira;

Dabny L.L.C., a company constituted and operating in accordance with the laws of Delaware, headquartered c/o of The Prentice Hall Corporation System,

Inc. 32 Loockerman Square, Suite L-100, Dover, Kent County 19901, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Jonquil Venture Limited, a company constituted and operating in accordance with the laws of the British Virgin Islands, headquartered at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, herein represented in accordance with its By-Laws by its executive director, Sr. Leonardo Porciúncula Gomes Pereira;

Multicanal TelecomunicaÇões S.A., headquartered in the city and state of São Paulo, at Rua Verbo Divino Nº. 1,356 – 1st floor – part, CEP 04719-002, Chácara Santo Antônio, registered in the National Register of Corporate Entities (CNPJ) under Nº. 31.963.481/0001 -64, with its By-Laws duly filed at the Board of Trade of the State of São Paulo under Nº. 35.300.179.650, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Belo Horizonte Ltda., headquartered in the city of Belo Horizonte, state of Minas Gerais, at Avenida RenascenÇa Nº. 515, RenascenÇa, CEP 31160-000, registered in the National Register of Corporate Entities (CNPJ) under Nº. 38.738.308/0001 -01, with its By-Laws filed at the Board of Trade of the State of Minas Gerais under NIRE 31.205.912.660, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Brasília Ltda., headquartered in the city of Brasília, Federal District, SIG/Sul, Quadra 01, Nº. 725, CEP 70000-000, registered in the National Register of Corporate Entities (CNPJ) under Nº. 26.499.392/0001 -79, with its By-Laws filed at the Board of Trade of the Federal District under Nº. 53.201.047.229, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Londrina Ltda., a Brazilian limited liability company with principal office in the city of Londrina, state of Paraná, at Rua Santos, Nº. 737, Centro, registered in the National Register of Corporate Entities (CNPJ) under Nº. 80.924.459/0001 -10, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Rio S.A a Brazilian joint stock company with principal office in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua Vilhena de Moraes, Nº. 380, Bloco 02, Suite 201, 3rd Floor, Barra da Tijuca, registered in the National Register of Corporate Entities (CNPJ) under Nº. 28.029.775/0001 -09, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

TV Cabo de Chapecó Ltda., a Brazilian limited liability company with principal office in the city of Chapecó, state of Santa Catarina, at Avenida Nereu Ramos, Nº. 247/01, registered in the National Register of Corporate Entities (CNPJ) under Nº. 00.847.530/0001 -26, herein represented in accordance with its By-Laws with a power of attorney granted to Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

TV Vídeo Cabo de Belo Horizonte S.A., a Brazilian joint stock company with principal office in the city of Belo Horizonte, state of Minas Gerais, at Avenida RenascenÇa, Nº. 505, registered in the National Register of Corporate Entities (CNPJ) under Nº. 64.195.522/0001 -79, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Recife Ltda., headquartered in the city of Recife, state of Pernambuco, at Rua Francisco Alves Nº. 100, CEP 50070-490, Bairro da Ilha do Leite, registered in the National Register of Corporate Entities (CNPJ) under Nº. 08.828.469/0001 -25, with its By-Laws filed at the Board of Trade of the State of Pernambuco under NIRE 26.300.009.323, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net São Paulo Ltda., headquartered in the city and state of São Paulo, at Rua Verbo Divino Nº. 1,356, ground floor, blocks 1 and 2, CEP 04719-002, Chácara Santo Antônio, São Paulo – SP, registered in the National Register of Corporate Entities (CNPJ) under Nº. 65.697.161/0001 -21, with its Articles of Association filed at the Board of Trade of the State of São Paulo under Nº. 35.211.796.645, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Campinas Ltda., headquartered in the city of Campinas, state of São Paulo, at Rua Jasmim Nº. 610, CEP 13.807 -520, Chácara Primavera, registered in the National Register of Corporate Entities (CNPJ) under Nº. 61.698.510/0001 -79, with its By-Laws filed at the Board of Trade of the State of São Paulo under NIRE 35.217.666.743, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Indaiatuba Ltda., headquartered in the city of Indaiatuba, state of São Paulo, at Rua 11 de Junho, Nº. 1,849/1,853, Vila Victoria, CEP 13.330 -050, registered in the National Register of Corporate Entities (CNPJ) under Nº. 58.393.695/0001 -07, with its By-Laws filed at the Board of Trade of the State of São Paulo under NIRE 35.217.754.707, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Franca Ltda., headquartered in the city of Franca, state of São Paulo, at Rua Carmen Irene Batista Nº. 2837, Jardim Samello, CEP 14405-135, registered in the National Register of Corporate Entities (CNPJ) under Nº. 60.348.414/0001 -38, with its By-Laws filed at the Board of Trade of the State of São Paulo under Nº. 35.300.156.064, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Sul ComunicaÇões Ltda., headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro Nº. 1111, Morro Santa Teresa, CEP 90850-000, registered in the National Register of Corporate Entities (CNPJ) under Nº. 73.676.512/0001 -46, with its By-Laws filed at the Board of Trade of the State of Rio Grande do Sul under NIRE 43.202.713.330, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

DR- Empresa de DistribuiÇão e RecepÇão de TV Ltda., headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro Nº. 1111, Morro Santa Teresa, CEP 90850-000, registered in the National Register of Corporate Entities (CNPJ) under Nº. 93.088.342/0001 -96, with its By-Laws filed at the Board of Trade of the State of Rio Grande do Sul under NIRE 43.201.786.449, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Joinville Ltda., headquartered in the city of Joinville, state of Santa Catarina, at Avenida Procópio Gomes Nº. 419, Bucaren, CEP 89202-300, registered in the National Register of Corporate Entities (CNPJ) under Nº. 85.271.898/0001 -95, with its By-Laws filed at the Board of Trade of Santa Catarina under NIRE 42.201.544.177, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Florianópolis Ltda., headquartered in the city of Florianópolis, state of Santa Catarina, at Avenida Rio Branco Nº. 808, Centro, CEP 88015-202 registered in the National Register of Corporate Entities (CNPJ) under Nº. 72.461.072/0001 -47, with its By-Laws filed at the Board of Trade of Santa Catarina under NIRE 42.203.242.011, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Maringá Ltda., headquartered in the city of Maringá, state of Paraná, at Avenida Nóbrega Nº. 494, Zona 04, CEP 87013-330, registered in the National Register of Corporate Entities (CNPJ) under Nº. 81.712.416/0001 -34, with its By-Laws filed at the Board of Trade of the State of Paraná under NIRE 41.202.262.838, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net São José do Rio Preto Ltda., headquartered in the city of São José do Rio Preto, state of São Paulo, at Rua Lafaiete Spínola de Castro Nº. 1,922, Boa Vista, CEP 15025-510, registered in the National Register of Corporate Entities (CNPJ) under Nº. 69.082.832/0001 -09, with its By-Laws filed at the Board of Trade of the State of São Paulo under Nº. 35.211.262.373, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Piracicaba Ltda., headquartered in the city of Piracicaba, state of São Paulo, at Avenida Independência Nº. 3,552, Alemães, CEP 13416-230, registered in the National Register of Corporate Entities (CNPJ) under Nº. 64.592.116/0001 -40, with its By-Laws filed at the Board of Trade of the State of São Paulo under Nº. 35.209.638.108, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Goiânia Ltda., headquartered in the city of Goiânia, state of Goiás, at Rua 15, Quadra j-15, Lote 08, Nº. 970, Setor Marista, CEP 74000-000 registered in the National Register of Corporate Entities (CNPJ) under Nº. 33.659.475/0001 -43, with its By-Laws filed at the Board of Trade of the State of Goiás under Nº. 52.201.948.560, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Campo Grande Ltda., headquartered in the city of Campo Grande, state of Mato Grosso do Sul, at Avenida Afonso Pena Nº. 3,004, CEP 79002-075, Centro, registered in the National Register of Corporate Entities (CNPJ) under Nº. 24.615.965/0001 -57, with its By-Laws filed at the Board of Trade of the State of Mato Grosso do Sul under nº 54.200.390.362, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Sorocaba Ltda., headquartered in the city of Sorocaba, State of São Paulo, at Avenida Antônio Carlos Comitre Nº. 1,074 and Rua Pedro Molina Nº. 81, Parque Campolim, CEP 18047-000, registered in the National Register of Corporate Entities (CNPJ) under Nº. 64.637.903/0001 -60, with its By-Laws filed at the Board of Trade of the State of São Paulo under Nº. 35.215.468.952, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net São Carlos S.A., headquartered in the city of São Carlos, state of São Paulo, at Avenida Dr. Carlos Botelho, Nº. 1,986, registered in the National Register of Corporate Entities (CNPJ) under Nº. 57.724.759/0001 -34, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Horizonte Sul ComunicaÇões Ltda., company headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro, Nº. 1,111, part, registered in the National Register of Corporate Entities (CNPJ) under Nº. 94.319.209/0001 -66, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Paraná ComunicaÇões Ltda., company headquartered in the city of Curitiba, state of Paraná, at Rua Paulo Graeser Sobrinho, Nº. 557, Mercês, registered in the National Register of Corporate Entities (CNPJ) under Nº. 84.922.681/0001 -35, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Curitiba Ltda., headquartered in the city of Curitiba, state of Paraná, at Rua Mamoré Nº. 340, registered in the National Register of Corporate Entities (CNPJ) under Nº. 82.342.833/0001 -03, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Arapongas Ltda., headquartered in the city of Arapongas, state of Paraná, at Rua Marabú, Nº. 542, registered in the National Register of Corporate Entities (CNPJ) under Nº. 81.897.118/0001 -66, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Ribeirão Preto S.A., headquartered in the city of Ribeirão Preto, state of São Paulo, at Avenida Nove de Julho, Nº. 1,266, registered in the National Register of Corporate Entities (CNPJ) under Nº. 64.807.456/0001 -40, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Bauru Ltda., headquartered in the city of Bauru, state of São Paulo, at Avenida Duque de Caxias, Nº. 466, registered in the National Register of Corporate Entities (CNPJ) under Nº. 64.083.561/0001 -84, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Net Anápolis Ltda., headquartered in the city of Anápolis, state of Goiás, at Rua Senai, Nos. 159 to 179, registered in the National Register of Corporate Entities (CNPJ) under Nº. 33.584.277/0001 -68, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira;

Reyc Comércio e ParticipaÇões Ltda., headquartered in the city of São José, state of Santa Catarina, at Rua Francisco José Ferreira, Nº. 101, registered in the National Register of Corporate Entities (CNPJ) under Nº. 95.853.263/0001 -50, herein represented in accordance with its By-Laws by its executive directors, Messrs. Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira.

Hereby and in accordance with the law, sign this Indenture for the Fourth Public Issue of Debentures not Convertible into Shares, with a Collateral Guarantee and Suretyship, by Net ServiÇos de ComunicaÇão S.A. (hereafter referred to as the "Indenture"), containing the following clauses and conditions:

All terms beginning with capital letters whose meaning is not duly defined in this Indenture are defined in the Glossary that forms Annex I to this Indenture.

CLAUSE I - AUTHORIZATION

This Issue and Public Distribution of Debentures is executed on the basis of the resolutions of the Meeting of the Board of Directors of the Issuer held on November 3, 2004 and the Extraordinary General Meeting (“EGM”) of the Issuer held on November 3rd, 2004. The EGM authorized the Board of Directors (a) to discuss or alter the material relating to Clause 1 of Article 59 of Law No. 6,404 of December 15, 1976 (“Brazilian Corporate Law”), and (b) to cancel the Debentures that were not placed within the context of this Issue.

CLAUSE II - REQUIREMENTS

The Fourth Public Issue of Debentures, not Convertible into Shares, with a Collateral Guarantee and Suretyship, by Net ServiÇos de ComunicaÇão S.A. ("the Issue") shall be made in compliance with the following requirements:

2.1. Filing and Publication of the Decision

The minutes of the EGM that approved a resolution on this Issue was filed at the Board of Trade of the State of São Paulo (“JUCESP”) under Nº. 47.468/05 -1, during the session of February 11th, 2005, and was published in the Official Gazette of the State of São Paulo and the national edition of the daily publication, Valor Econômico on February 16th, 2005.

2.2. Registration and Filing of the Indenture and Amendments

The Indenture and its amendments, if any, shall be (i) registered with the JUCESP and (ii) filed in each Public Registry of Titles and Documents where the registered offices of the Issuer and the Guarantors are located.

2.3. Registration of Pledge Agreements

2.3.1. Prior to the granting of the definitive registration by the Brazilian Securities Commission (CVM), the Receivables Pledge Agreements (as defined in Clause 4.2.1) shall be registered at the relevant Public Registries of Titles and Documents in the cities of São Paulo, Santos and Rio de Janeiro, in accordance with Clause 4.2.6 of this Indenture.

2.3.2. Prior to the granting of the definitive registration by the Brazilian Securities Commission (CVM), the Asset Pledge Agreement (as defined in Clause 4.2.1) shall be registered at the relevant Public Registries of Real Estate of (i) the headquarters of the Issuer and of each Guarantor that is a signatory to the Asset Pledge Agreement and (ii) the district in which the pledged assets are located, in accordance with Clause 4.2.6 of this Indenture.

2.3.3. Prior to the granting of the definitive registration by the CVM, the Share Pledge Agreements (as defined in Clause 4.2.1) shall (i) be registered at the relevant Public Registries of Titles and Documents for the locations of the headquarters of the Issuer and of each Guarantor that is a signatory to the agreements in question, and (ii) recorded in the ledgers of the financial institution responsible for the custody of the book-entry shares or in the By-Laws of the Issuer and the Guarantors, as appropriate, in accordance with Clause 4.2.6 of this Indenture. .

2.4. Registration with the Brazilian Securities Commission and Anbid

2.4.1. The Issue shall be registered with the Brazilian Securities Commission ("CVM"), in the form established in Brazilian Corporation Law - Law Nº. 6,385, of December 7, 1976, CVM Instruction Nº. 400, of December 29, 2003 (“CVM Instruction Nº. 400/03”), and other relevant legal and regulatory provisions.

2.4.2. In addition, the Issue shall be registered with the National Association of Investment Banks (“ANBID”) within 15 (fifteen) days of the registration of the Issue with the CVM, in compliance with Article 22 of the Self-Regulation Code of ANBID for Public Offers of Titles and Securities, of January 16, 2002.

2.5. Registration for Trading

2.5.1. Within the primary market, the debentures arising from this Issue (the “Debentures”) shall be registered for trading in the Securities Distribution System (SDT), managed by the National Association of Financial Market Institutions (ANDIMA) and operated by the Securities Custody and Settlement Center (CETIP). In the secondary market, the Debenture Holder may opt to trade part or all of the Debentures that it holds (i) within the National Debenture System (SND), administered by ANDIMA and operated by CETIP, or (ii) within the Bovespa Fix Trading System of the São Paulo Stock Exchange (Bovespa), whose custodian is the Brazilian Settlement and Custody Company (CBLC).

2.5.2. The Issuer shall not issue certificates representing the Debentures. For all purposes of law, the ownership of the Debentures shall be proven by the statement issued by the financial institution responsible for the book entry transfer of the Debentures. The “Asset Position Report” issued by the SND shall also be accepted as proof of ownership, if accompanied by a statement in the name of the Debenture Holder, issued by the financial institution responsible for the custody of the same securities when deposited in the system in question; and/or the “Securities Position Report” issued by the liquidation and custody system of the CBLC, in the event that the Debentures are traded at the Bovespa fix.

2.6. Placement and Procedures

2.6.1. The Debentures shall be the object of a primary public distribution with the intermediation of Banco Bradesco S.A., a member institution of the system for distribution of titles and securities for placement in the organized over-the-counter market on a best efforts basis, in accordance with the terms and conditions established in CVM Instruction No. 400/03, with no advance reservations, or minimum or maximum lots, it being established that the target public for this Issue shall be limited to the holders of the debentures of the 2nd (second) public issue of debentures by the Issuer (“Second Issue”) and the 3rd (third) public issue of debentures by the Issuer (“Third Issue”).

2.6.2. The Debentures may only be underwritten through the use of credits arising from the debentures of the Second Issue and the Third Issue, as established Clauses 3.7.4 and 3.7.5 below, it being established that an investor that wishes to subscribe to the Debentures must, at the moment of the subscription, declare that it is aware of and in agreement with the terms and conditions of this Indenture, the Pledge Agreements and the Agreement between Creditors, in the form appearing in Annex III to this Indenture (“Intercreditor Agreement”) and that it has had ample access to the information that it considered necessary and sufficient for its investment decision, notably that provided by the Issuer appearing in the Issue Prospectus, and also, that it is aware of the current financial situation of the Issuer.

2.6.3. The public distribution of the Debentures shall only begin after the granting of the registration of public distribution by the CVM, the publication of the announcement of the start of the distribution and the submission of the definitive prospectus to investors, in accordance with CVM Instruction No. 400/03.

2.7. Limit on the Issue

This Issue is in accordance with the limit established in Article 60 of Brazilian Corporation Law, since the value of the Debentures, added to the value of debentures from previous issues in circulation, does not exceed the value of the paid-in capital of the Issuer, which, on the Issue Date, amounted to R$ 2,735,727,373.49 (two billion, seven hundred and thirty five million, seven hundred and twenty seven thousand, three hundred and seventy three Brazilian reais and forty nine centavos).

2.8. Number of the Issue

This Issue constitutes the fourth public issue of debentures by the Issuer.

2.9. Destination of Proceeds

There shall be no effective receipt of cash proceeds by the Issuer. As established in Clause 3.7 below, the Debentures shall be paid for in full solely through the use of credits against the Issuer arising from the Second Issue and the Third Issue, which shall be cancelled at the first Meeting of the Board of Directors immediately following the payment mentioned above.

2.10. Minimum Amount

The public offer shall be maintained independently of the minimum quantity of Debentures underwritten or the minimum amount of proceeds obtained.

CLAUSE III – CHARACTERISTICS OF THE DEBENTURES

The Debentures shall have the following characteristics and conditions:

3.1. Quantity of Debentures and Number of Series

The Issue shall be made in 2 (two) series, with the same dates for amortization, payment of interest and maturity. The 1st series shall consist of 258 (two hundred and fifty eight) Debentures and the 2nd series of 19,514 (nineteen thousand, five hundred and fourteen) Debentures.

3.2. Total Value of the Issue

The total value of the Issue shall be R$ 355,852,293.88 (three hundred and fifty five million, eight hundred and fifty two thousand, two hundred and ninety three Brazilian reais and eighty eight centavos), on the Issue Date (as defined in Clause 3.6.), with the total value of the 1st series amounting to R$ 62,349,244.92 (sixty two million, three hundred and forty nine thousand, two hundred and forty four Brazilian reais and ninety two centavos), and the total value of the 2nd series amounting to R$ 293,503,048.96 (two hundred and ninety three million, five hundred and three thousand and forty eight Brazilian reais and ninety six centavos).

3.3. Unit Nominal Value and Premium

3.3.1. The Unit Nominal Value of the 1st series Debentures shall be R$ 241,663.74 (two hundred and forty one thousand, six hundred and sixty three Brazilian reais and seventy four centavos) on the Issue Date (“Unit Nominal Value of the 1st Series Debentures” or Unit Nominal Value”).

3.3.2. The Unit Nominal Value of the 2nd series Debentures shall be R$ 15,040.64 (fifteen thousand and forty Brazilian reais and sixty four centavos) on the Issue Date (“Unit Nominal Value of the 2nd Series Debentures” or Unit Nominal Value”).

3.3.3. The premium for each 1st series Debenture (1st Series DP) shall be equal to (i) the value of each debenture of the Second Issue (principal amount plus the applicable remuneratory interest), plus all applicable penalties and charges (V 2nd Issue) less (ii) the Unit Nominal Value of each 1st series Debenture, plus remuneratory interest (V 4th Issue 1st Series); with both being the values published on the date of publication of the announcement of the start of the public distribution for this Issue (“Unitary Issue Premium for the 1st Series” or “Unitary Issue Premium”), in accordance with the following formula:

1st series DP = V 2nd Issue - V 4th Issue 1st Series

3.3.4. The premium of each 2nd series Debenture (2nd series DP) shall be equal to (i) the value of each Third Issue debenture (principal amount plus applicable remuneratory interest), plus all applicable penalties and charges (V 3rd Issue) less (ii) the Unit Nominal Value of each 2nd series Debenture, plus remuneratory interest (V 4th Issue 2nd Series); with both being the values published on the date of publication of the announcement of the start of the public distribution for this Issue (“Unitary Issue Premium for the 2nd Series” or “Unitary Issue Premium”), in accordance with the following formula:

2nd series DP = V 3rd Issue - V 4th Issue 2nd Series

3.3.5. In the terms of article 182, § 1, item (c), of Brazilian Corporation Law, the premium received for the issue of the Debenture shall be recorded by the Issuer as a capital reserve and may only be used in the instances and for the purposes established in article 200 of the same law.

3.4. Type, Form and Convertibility

The Debentures shall be of book entry type, in registered form and not convertible into shares of the Issuer.

3.5. Category and Guarantee

The Debentures shall be of the category with collateral guarantee, in accordance with article 58 of Brazilian Corporation Law, and shall also carry a suretyship, as established in Clause IV below.

3.6. Issue Date

For all legal effects, June 30, 2004 shall be considered as the issue date for the Debentures (“Issue Date)”.

3.7. Unit Issue Price, Subscription and Full Payment

3.7.1. The Unit Issue Price for the 1st series Debentures shall be the sum of its Unit Nominal Value and the Unit Issue Premium for the 1st series Debentures (“Unit Issue Price of the 1st Series”).

3.7.2 The Unit Issue Price for the 2nd series Debentures shall be the sum of its Unit Nominal Value and the Unit Issue Premium for the 2nd series Debentures (“Unit Issue Price of the 2nd Series”).

3.7.3. The subscription price of each Debenture shall be its Unit Issue Price, plus Remuneratory Interest (as defined in Clause 3.9.1) applicable exclusively to the Unit Nominal Value, calculated pro rata temporis, for the period reckoned from the Issue Date until the effective subscription date.

3.7.4. Full payment for the 1st series Debentures shall be immediately due at the time of subscription, through the use of credits arising from the Second Issue of debentures, with each 1st series Debenture being subscribed in full with a Second Series Debenture (“Full Payment Date for the 1st Series”).

3.7.5 Full payment for the 2nd series Debentures shall be immediately due at the time of subscription, through the use of credits arising from the Third Issue of debentures, with each 2nd series Debenture being subscribed in full with a Third Series Debenture (“Full Payment Date for the 2nd Series” and in conjunction with the Full Payment Date for the 1st Series, the “Full Payment Date”).

3.7.6. The debentures of the Second Issue and the Third Issue used for full payment of the Debentures shall be cancelled at the first Meeting of the Board of Directors of the Issuer immediately following the payment in full described above, in accordance with the settlement regulations applicable to the SDT and with the submission of the same to the respective controls on compensation and settlement.

3.8. Maturity Date

For all legal effects, the maturity date for the Debenture shall be December 15, 2010 (the “Maturity Date”), on which date, the remaining amount of the Unit Nominal Value of the Debentures shall be paid, together with the remuneration due at the time, in accordance with the terms of Clauses 3.9, 3.10, 3.11 and 3.12 below.

3.9. Remuneration

3.9.1. The Debentures shall be entitled to remuneratory interest, calculated from the Issue Date, on their Unit Nominal Value, established on the basis of the average overnight market interest rate on interbank certificates of deposit and expressed as an annual percentage on the basis of a year of 252 (two hundred and fifty two) business days, calculated and published daily by the CETIP in its Daily Bulletin that is available on its website (http://www.cetip.com.br) (the “DI rate”), compounded according to the formula indicated in Clause 3.9.6 below, with an annual spread on a basis of a year of 252 (two hundred and fifty two) business days, of (a) 2% (two per cent) for each Capitalization Period (as defined in Clause 3.9.3) prior to December 15, 2005, and (b) 3% (three per cent) for each Capitalization Period after December 15, 2005, inclusive

(“Premium over the DI Rate”, and, together with the DI Rate, the “Remuneratory Interest”).

3.9.2. The DI Rate shall include the number of decimal places published by the institution responsible for its calculation.

3.9.3. The Capitalization Period is defined as the interval of time that begins on June 30, 2004 in the case of the first Capitalization Period, or on the date established for the payment of Remuneratory Interest immediately prior, in the case of the other Capitalization Periods, and that ends on the date established for the payment of the Remuneratory Interest corresponding to the period in question. Each Capitalization Period shall follow the previous one without loss of continuity.

3.9.4. The Remuneratory Interest corresponding to the Capitalization Periods shall be due on a quarterly basis, with the exception of the 1st (first) and 2nd (second)Capitalization Periods, which shall be calculated on a pro rata basis. The First Capitalization Period must be paid by the 5th (fifth) business day after the Full Payment Date, with the subsequent Capitalization Periods expiring on March 15, June 15, September 15 and December 15 of each year (each one of these dates constituting an “Interest Payment Date”) and the last expiring on the Maturity Date. Interest shall be calculated on the basis of a year of 252 (two hundred and fifty two) business days. In the event that the applicable rate, whether the DI Rate or the Replacement Rate (defined in Clause 3.9.8), has a basis different from 252 (two hundred and fifty two) business days, the same period shall be adjusted to reflec t a basis of 252 (two hundred and fifty two) business days.

3.9.5. The average daily rates shall be compounded using the criterion of pro rata temporis, until the effective payment date for Remuneratory Interest, in such a way as to cover the entire Capitalization Period.

3.9.6. The determination of the installments of Remuneratory Interest that must be paid by the Issuer on the Payment Dates for Remuneratory Interest shall be carried out by applying the formula below:

J	Value of interest due on the date of calculation, calculated to 6 (six) decimal places without rounding;

Vne	Unit Nominal Value on the Issue Date or the balance of the Unit Nominal Value of the Debenture at the start of the Capitalization Period, calculated to 6 (six)decimal places without rounding;
Interest Factor…	Interest factor composed of the fluctuation parameter plus the spread, calculated to 9 (nine) decimal places with rounding, and determined in the following form:

DI Factor	Product of the DI-Over rates, from the starting date of the Capitalization period, inclusive, until the date of calculation, exclusive, calculated to 8 (eight) decimal places, with rounding, and determined in the following form:

nDI	Total number of DI-Over rates considered in the updating of the assets, where n is a whole number;
TDIk	DI-Over rates, expressed on a daily basis, calculated to 8 (eight) decimal places with rounding, and determined in the following form:

DIk	DI-Over rate published by the CETIP, used to 2 (two)decimal places.
dk	Number of business days corresponding to the period of validity of the DI-Over rate, where dk is a whole number;
k	k = 1, 2, , n
Spread Factor	Fixed interest rate premium, calculated to 9 (nine)decimal places with rounding, and determined in the following form:

spread	Premium over the DI rate, published to 4 (four)decimal places;
DP	The number of business days between the last event and the current date, where DP is a whole number;

Observations:	1) The factor arising from the expression [1 +TDIk ]is considered to 16 (sixteen) decimal places without rounding;
2) The product of daily factors [1 +TDIk ]shall be calculated with the proviso that, for each accumulated daily factor, the result shall be rounded to 16 (sixteen)decimal places and the next daily factor applied, and so on until the last factor considered;

3) Having calculated the cumulative daily factors, the resulting “DI Factor” shall be considered to 8 (eight) decimal places with rounding.

++NOTA DO TRADUTOR++
FATORJUROS = INTEREST FACTOR FATORDI = DI FACTOR
FATORSPREAD = SPREAD FACTOR

3.9.7. In the event that the DI Rate is temporarily unavailable at the time of payment of any monetary obligation arising from the setting of Remuneratory Interest, the same daily rate as the last published DI Rate shall be used as a replacement until the date of calculation, with no financial compensation being due, either to the Issuer or to the Debenture Holders as and when the relevant DI Rate is subsequently published.

3.9.8. In the absence of the determination and/or publication of the DI Rate for periods of more than 15 (fifteen) consecutive business days after the Issue Date, or also, in the event of its extinction or non-applicability on legal grounds, the DI Rate shall be replaced by the average rate for daily fundings, backed by federal securities and determined by the Special Settlement and Custody System (the “Selic Rate”), or, in the absence of the same, the reference rate of the National Financial System that may come to replace the Selic Rate (“Replacement Rate”).

3.9.9. In the event that there is no Replacement Rate, the Trustee shall, within a maximum period of 30 (thirty) days, calculated from (i) the 15th consecutive business day on which there is no calculation and/or publication of the DI Rate, or (ii) the extinction or non-applicability on legal grounds of the DI Rate, hold a General Meeting of Debenture Holders, in order to define, in common agreement with the Issuer, and observing applicable regulations, the parameter to be used for the remuneration of the Debentures, which shall be proposed by the Issuer. Until a decision is made regarding this parameter, the same daily rate as the last known DI Rate shall be used to calculate the value of any obligations established in this Clause until the date of decision of the General Meeting of Debenture Holders.

3.9.10. In the event that the Replacement Rate is published before the General Meeting of Debenture Holders is held, the same Meeting shall no longer be held, and the Replacement Rate shall, as soon as it is published, be adopted for the calculation of the Remuneratory Interest on the Debentures.

3.9.11. In the event that the General Meeting of Debenture Holders fails to define, in common agreement between the Issuer and the Debenture Holders, a parameter to be used for the Remuneration of the Debentures, the Issuer shall, in common agreement with the Debenture Holders, choose one of the 5 (five) largest among the leading banks in Brazil to calculate the new parameter for the Remuneratory Interest. The choice of banks shall be carried out on the basis of a list published from time to time by the Central Bank of Brazil, or in the absence of the same, by the criterion of net shareholders’ funds. The selected bank must adopt a new parameter for the purposes of calculating remuneratory interest, in such a way as to preserve the original remuneration of the Debentures, also considering the last 15 (fifteen) public issues of debentures in the Brazilian market.

3.10. Scheduled Obligatory Amortization

3.10.1. The Unit Nominal Value shall be amortized as described below:

(A) 82% (eighty two percent) of the Unit Nominal Value shall be amortized in accordance with the following fixed schedule:

% of Initial Unit Nominal Value and Payment Date	Total to be amortized
40% by the 5th (fifth) business day after the Full Payment Date	total of 40%
0.75% on March 15, 2006	total of 3% in 2006
0.75% on June 15, 2006
0.75% on September 15, 2006
0.75% on December 15, 2006
2.25% on March 15, 2007	total of 9% in 2007
2.25% on June 15, 2007
2.25% on September 15, 2007
2.25% on December 15, 2007
3.75% on March 15, 2008	total of 15% in 2008
3.75% on June 15, 2008
3.75% on September 15, 2008
3.75% on December 15, 2008
3.75% on March 15, 2009	total of 15% in 2009
3.75% on June 15, 2009
3.75% on September 15, 2009
3.75% on December 15, 2009

The percentage amortization of the Unit Nominal Value specified in the above table shall be calculated on the basis of the Unit Nominal Value on the Issue Date.

(B) The remaining 18% (eighteen per cent) of the Unit Nominal Value shall be amortized in accordance with the table below, on the dates indicated in column “A – Original Payment Date”.

At the same time, in the event that (i) the Accumulated DI Factor until the last day of the previous fiscal quarter, or (ii) the average daily exchange rate during the second week prior to the week of the Original Payment Date (appearing in column A), is equal to or exceeds the limits established in column “B – Conditions” in the table below, the payment of principal specified in column “A – Original Payment Date” must be paid on the “Alternative Payment Date” specified in column C below:

% of	A – Original	B – Conditions	C –Alternative

Unit Nominal Value	Payment Date	Accumulated DI Factor	Exchange Rate	Payment Date
0.75%	Mar 15, 2006	1.417 on Dec 31, 2005	R$ 4.00 = US$1	Mar 15, 2010
0.75%	Jun 15, 2006	1.479 on Mar 31, 2006	R$ 4.00 = US$1	Mar 15, 2010
0.75%	Sep 15, 2006	1.543 on Jun 30, 2006	R$ 4.50 = US$1	Mar 15, 2010
0.75%	Dec 15, 2006	1.610 on Sep 30, 2006	R$ 4.50 = US$1	Mar 15, 2010
1.50%	Mar 15, 2007	1.680 on Dec 31, 2006	R$ 4.50 = US$1	Mar 15, 2010
1.50%	Jun 15, 2007	1.767 on Mar 31, 2007	R$ 4.50 = US$1	Jun 15, 2010
1.50%	Sep 15, 2007	1.859 on Jun 30, 2007	R$ 4.50 = US$1	Jun 15, 2010
1.50%	Dec 15, 2007	1.955 on Sep 30, 2007	R$ 4.50 = US$1	Jun 15, 2010
1.50%	Mar 15, 2008	2.057 on Dec 31, 2007	R$ 4.70 = US$1	Sep 15, 2010
1.50%	Jun 15, 2008	2.164 on Mar 31, 2008	R$ 4.70 = US$1	Sep 15, 2010
1.50%	Sep 15, 2008	2.277 on Jun 30, 2008	R$ 4.70 = US$1	Sep 15, 2010
1.50%	Dec 15, 2008	2.396 on Sep 30, 2008	R$ 4.70 = US$1	Dec 15, 2010
0.75%	Mar 15, 2009	2.521 on Dec 31, 2008	R$ 4.90 = US$1	Dec 15, 2010
0.75%	Jun 15, 2009	2.674 on Mar 31, 2009	R$ 4.90 = US$1	Dec 15, 2010
0.75%	Sep 15, 2009	2.835 on Jun 30, 2009	R$ 4.90 = US$1	Dec 15, 2010
0.75%	Dec 15, 2009	3.007 on Sep 30, 2009	R$ 4.90 = US$1	Dec 15, 2010

The percentage of the Unit Nominal Value specified in the above table shall be calculated on the basis of the amount of the Unit Nominal Value on the Issue Date.

3.10.2. For the purposes of Clause 3.10.1 of this Indenture:

(a) “Accumulated DI Factor” shall mean, for any day of calculation, the effective interest rate for the period from January 1, 2004 until the calculation date. The Cumulative DI Factor shall be calculated in accordance with the formula below:

++TaxaDIAcumulada = Cumulative DI Factor++

where,

nDI = total number of days, where nDI is a whole number;

TDIk= DI Factor for the day, calculated to 8 (eight) decimal places, with the following rounding:

The DI Factor must be used with a number of decimal places identical to that published by the agent responsible for its calculation.

(b) The “Exchange Rate” for any day shall mean that rate published by the Central Bank of Brazil within the SISBACEN System (or any system that may replace it) as the PTAX 800 exchange rate for the U.S. dollar, Option 5 (selling rate) currency 220, on the immediately preceding day.

3.11. Optional Early Amortization or Total Redemption

3.11.1. The Issuer shall have the right (i) to make a partial amortization of the Unit Nominal Value in advance, observing all of the terms and conditions of the Intercreditor Agreement, in same proportion for all the Debentures, and (ii) to redeem all the Debentures, without this implying, in either case, the payment of any penalty or premium by the same Issuer. Such payments shall be accompanied by Remuneratory Interest due at the time and calculated pro rata temporis. The value of any optional and partial early amortization shall be applied against the amortization installments for the Unit Nominal Value, considering at all times the inverse order of the Original Payment Dates or Alternative Payments Dates, beginning with the last Alternative Payment Date established in the table of Clause 3.10.1 (B), if applicable, or by the last Original Payment Date established in Clause 3.10.1 (B), and ending on the first Payment Date established in the table appearing in Clause 3.10.1 (A).

3.12 Unscheduled Obligatory Amortization

3.12.1. The Issuer undertakes, in accordance with the terms and conditions of the Intercreditor Agreement, to carry out an early partial amortization of the Unit Nominal Value in same proportion for all the Debentures, without this implying the payment of any penalty or premium by the same Issuer, in the events described in items (I) to (V) below. Such amortizations shall be accompanied by Remuneratory Interest due at the time and calculated pro rata temporis. The value of any unscheduled obligatory amortization shall be applied against the amortization installments for the Unit Nominal Value, considering at all times the inverse order of the Original Payment Dates or Alternative Payments Dates, beginning with the last Alternative Payment Date established in the table of Clause 3.10.1 (B), if applicable, or with the last Original Payment Date established in Clause 3.10.1 (B), and ending on the first Payment Date established in the table appearing in Clause 3.10.1 (A).

(I) “Excess Cash Flow”

On June 15, 2006 and on June 15, for each successive year, the Issuer shall amortize its Debentures for a principal amount equal to the product (i) of the Prepayment Percentage (PPP) and the (ii) amount relating to the Excess Cash Flow Prepayment Amount of the previous fiscal year (PPRECL), if any, in accordance with the following formula:

PPP x PPRECL

(II) Prepayment of Senior Secured Indebtedness

At most 5 (five) business days prior to the voluntary prepayment, voluntary redemption, repurchase or voluntary purchase of any stake in the Senior Secured Indebtedness, when applicable, or any other Indebtedness of the Issuer in existence on the Full Payment Date, the Issuer shall notify the Trustee with regard to the prepayment of the Debentures for a principal amount equal to the product of i) the Voluntary Prepayment Percentage (PPPV) and (ii) the principal amount of the same prepayment, redemption, repurchase or voluntary purchase (the principal amount of the PP), in accordance with the following formula:

PPPV x the principal amount of the PP

(III) New Debt

Within at most 5 (five) business days of the date on which the Issuer incurs new Indebtedness (that is not Permitted Indebtedness, except in the case of Indebtedness for Refinancing, incurred for the first time by the Issuer with regard to Senior Secured Indebtedness), the Issuer shall notify the Trustee with regard to the prepayment of the Debentures for a principal amount equal to the product of i) 80% (eighty per cent) of (ii) the product of (a) the Prepayment Percentage (PPP) and (b) Cash Proceeds arising from the Indebtedness incurred or issued by the Issuer and its Restricted Subsidiaries (RL), in accordance with the following formula:

80% x (PPP x RL)

(IV) Issuance of Shares

(a) Within at most 5 (five) business days of the effective receipt by the Issuer of the proceeds of the full payment or sale of all the shares issued by the Issuer for the purpose of implementing its Restructuring (“Issuance of Restructuring Shares”), and in the event that the average price of these shares is greater than R$ 0.35 (thirty five centavos) per share, the Issuer shall notify the Trustee with regard to the prepayment of the Debentures for a principal amount equivalent to the product of i) the Prepayment Percentage (PPP) and (ii) the Excess Proceeds of the Closing Equity Issuance (REEAR), in accordance with the following formula:

PPP x REEAR

The proceeds of the Issuance of Restructuring Shares that are not applied, or required to be applied, to prepay the Securities under this clause 3.12.1 (IV) (i) may be applied by the Issuer for any purpose, including, without limitation, to the repayment of the Bridge Loan.

(b) Within at most 5 (five) business days of the issue of any Equity Interest by the Issuer (excepting the Issuance of Restructuring Shares), the Issuer shall notify the Trustee with regard to the prepayment of the Debentures for a principal amount product of i) 70% (seventy per cent) of (ii) the Prepayment Percentage applicable to the Cash Proceeds arising from the issue of any Equity Interest by the Issuer (excepting the Issuance of Restructuring Shares), in accordance with the following formula:

70% x PPP

In the event that, on the date immediately prior to the issue date of the Equity Interest, the cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries are less than the Minimum Cash Balances, the Net Proceeds arising from the same issue of the Equity Interest shall be considered as having been reduced by an amount equivalent to the difference between (i) the Minimum Cash Balance (SCM) and (ii) the cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, on the same date (AAL), in accordance with the following formula:

SCM – AAL

(V) Asset Sales

The Issuer shall not carry out nor shall it permit its Restricted Subsidiaries to carry out Asset Sales, except where:

(i) the Issuer or a Restricted Subsidiary, as per the case, receives payment which, on the date of Sale of the Assets is at least equivalent to the Fair Market Value of the assets in question, or the Equity Interest issued or sold, disposed of, ceded or otherwise transferred; and

(ii) at least 80% (eighty per cent) of the payment received by the Issuer or any one of its Restricted Subsidiaries is in cash. For the purposes of this Clause, each one of the items below shall be considered as a cash payment:

(a) Cash Equivalents;

(b) Titles and securities received by the Issuer or any of its Restricted Subsidiaries that are converted into cash by the Issuer or any of its Restricted Subsidiaries immediately or within at most 30 (thirty) days.

Within 60 (sixty) days of any Asset Sale, the Issuer shall notify the Trustee with regard to the prepayment of the Debentures for a principal amount equivalent to the product of i) the Prepayment Percentage (PPP) and (ii) the lesser of (a) 80% (eighty per cent) of the Net Proceeds from the Asset Sale (RLVA) and (b) the greater of (I) 50% (fifty per cent) of the Net Proceeds from the Asset Sale and (II) the same Net Proceeds from the Asset Sale less any portion/installment that shall be assigned to Capital Expenditures (PIA), in accordance with the following formula:

PPP x Min [80% x RLVA, Max (50% x RLVA, RLVA – PIA)]
where the operator ‘Max (A,B)’ has the result:
(i) A, if A is greater than B; or
(ii) B, if B is greater than A.
and where the operator ‘Min (A,B)’ has the result:
(i) A, if A is less than B; or
(ii) B, if B is less than A.

For the purposes of this Clause and of Clause 5.10, a maximum of 50% (fifty per cent) of the Net Proceeds from the respective Asset Sale may be used for Capital Expenditures.

3.13. Notification of Prepayment

Any notification to be sent by the Issuer to the Trustee and to the Paying Agent with regard to prepayments to be realized in accordance with Clauses 3.11 and 3.12 of this Indenture must specify the date on which the relevant prepayment is made. Notwithstanding the above, this date of prepayment may not occur less than 5 (five) business days nor more than 30 (thirty) business days after the delivery date for the corresponding notification to the Trustee, except in the event described in Clause 3.12.1 IV (a), in which the Issuer may carry out the prepayment independently of any notification.

3.14. Optional Acquisition and Partial Redemption

The Issuer may not make an optional acquisition or partial redemption of the Debentures.

3.15. Obligatory Acquisition due to Change in Control

3.15.1. In the event of a Change in Control of the Issuer, as described in this Indenture or in the Debt Instruments, the Issuer undertakes to acquire part or all (at the criterion of the relevant Debenture Holder) of the Debentures in circulation from those Debenture Holders that, individually, express their interest in selling part or all of the Debentures that they hold, for a price equal to the Unit Nominal Value of the same, corrected and adjusted for Remuneratory Interest applicable until the payment date and calculated pro rata temporis.

3.15.1 For the porpuses of Clauses 3.15.1 of this Indenture, it will not be considered a Change of Control Event the transfer of Control to: (i) Globo ComunicaÇões e ParticipaÇões S.A. or its Affiliates; or (ii) Teléfonos de México S.A. or its Affiliates.

3.15.2. For the purposes of the above, the Issuer shall notify the Trustee of the occurrence of a Change in Control within at most 5 (five) business days calculated from the occurrence of the Change of Control in question, with the Trustee in turn, immediately notifying the Debenture Holders of the same fact.

3.15.3. The Debenture Holders that wish to dispose of their Debentures shall, within 15 (fifteen) calendar days of receipt of notification from the Trustee, express their interest in selling the Debentures of which they are holders to the same Trustee.

3.15.4. The Issuer must acquire the Debentures within 30 (thirty) calendar days of the date of receipt of notification from the Trustee informing the same of the Debenture holders that have expressed an interest regarding the disposal to the Issuer of their Debentures, and the respective quantities of Debentures for each holder.

3.15.5. The Debentures acquired by the Issuer shall be cancelled at the first Meeting of the Board of Directors of the Issuer after the acquisition in question.

3.15.6. The Issuer shall not be obliged to make an offer to acquire the Debentures mentioned in Clause 3.15.1 in the event that a third party makes an equivalent offer, in accordance with the terms and conditions of Clauses 3.15.1. to 3.15.4 above.

3.16. Location of Payment

3.16.1. The payments to which the Debentures are entitled shall be made on the same day of their expiry, using the procedures adopted by the CETIP for the Debentures registered in the SND, and the procedures adopted by the CBLC, for the Debentures registered in the Bovespa Fix or also via the Depository Institution for the Debenture Holders whose Debentures are not held in custody in the CBLC or the CETIP.

3.16.2. The Debenture Holder that enjoys tax immunity or exemption must submit documentation proving the same tax immunity or exemption to the CBLC, the CETIP or the Depository Institution, as per the case, at least 10 (ten) business days prior to the date established for any payment relating to the Debentures.

3.17. Extension of Deadlines

Deadlines for the payment of any obligation established in or arising from this Indenture shall be considered to be automatically extended until the first subsequent business day, without any increase in interest or any other overdue charge to the values to be paid, whenever the payment date coincides with a national holiday, a Saturday or Sunday or a bank holiday in the city of São Paulo.

3.18. Overdue Charges

In the event of a delay attributable to the Issuer in the payment of any outstanding amount due to the Debenture Holders, the overdue debts shall be subject to an overdue fine of 2% (two per cent) and overdue interest of 1% (one per cent) per month, both of which calculated on the overdue amounts since the date of default until the date of effective payment, independently of notice, notification or judicial or extrajudicial inquiry.

3.19. Default by the Debenture Holder

Notwithstanding the terms of Clause 3.18 above, failure by the Debenture Holder to appear in order to receive the amount corresponding to any one of the cash obligations of the Issuer on the dates established in this Indenture, or in a communication published by the Issuer, shall not entitle the former party to receive any income, premium or overdue charges during the period relating to the delay in receipt, albeit with rights acquired until the date of the relevant maturity being guaranteed to the same party.

3.20. Depository Institution and Paying Agent

Banco Bradesco S.A. shall be the depository institution that provides book-entry services for the Debentures (“Depository Institution”), as well as services as a paying agent (“Paying Agent”).

CLAUSE IV – THE SURETYSHIP AND COLLATERAL GUARANTEE

4.1 Suretyship

4.1.1. The Guarantors, through the execution of this Indenture, undertake jointly and severally, with regard to the Debenture Holders, to act as guarantors and principal payers of all of the values owing by the Issuer under the terms of this Indenture, with this surety bond provided irrevocably and irreversibly for all legal intents and purposes, until the discharge in full, by the Issuer, of the cash obligations described in the Indenture. The Guarantors hereby waive the rights to benefits of order, rights and faculties of release established in Articles 366, 368, 821, 827, 829, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code and Articles 77 and 595 of the Brazilian Civil Procedure Code .

4.1.2. The Trustee shall be responsible, in accordance with the function assigned to the same party by this Indenture of Issue and under Brazilian Corporation Law, for demanding the execution of the Guaranty established in Clause 4.1.1 above, once any event of inadequate payment of every and any cash obligation has been verified, in accordance with the terms of Clause VI, and observing the terms of the Intercreditor Agreement for the foreclosure of collateral guarantees.

4.2 Collateral Guarantees

4.2.1. For the purposes of guaranteeing the discharging of their obligations with regard to the Debenture Holders and other creditors of the Issuer and its Restricted Subsidiaries, the Guarantors, in accordance with the terms of the Receivables Pledge Agreements with a Foreclosure Provision (“Receivables Pledge Agreements”), of the Share Pledge Agreement with an Amicable Sale Provision and Other Covenants and the Quota Pledge Agreement with an Amicable Sale Provision and Other Covenants (“Share Pledge Agreements”) and the Asset Pledge Agreement with an Amicable Sale Provision and Other Covenants (“Asset Pledge Agreement”), confirmed in Annex II to this Indenture (together, the “Pledge Agreements”), grant the following collateral guarantees to the Debenture Holders and other creditors of the Senior Secured Indebtedness: (i) a pledge of the shares and quotas issued by subsidiaries of the Issuer; (ii) a pledge of the assets constituting the transmission network of the subsidiaries of the Issuer; (iii) a pledge of 100% (one hundred per cent) of the receivables of the Issuer’s subscribers located in the cities of São Paulo, Santos and Rio de Janeiro, in accordance with the terms of the Pledge Agreements.

4.2.2. The terms and conditions relating to the constitution, registration, maintenance and discussion of the guarantees mentioned in items (i) to (iii) of Clause 4.2.1 above, appear in the Pledge Agreements and the Intercreditor Agreement.

4.2.3 For the purposes of Article 1,424 of the Brazilian Civil Code, it is expressly agreed that the principal conditions and characteristics of the obligations guaranteed by the guarantees described in Clause 4.2, as well as the total estimated principal value established by such obligations, shall, in each case, be those established in the Pledge Agreements annexed to the Indenture, in the form of Annex II.

4.2.4. Any measure that aims, whether directly or indirectly at the discussion of the guarantees listed in subitems (i) to (iii) of Clause 4.2.1 may only be implemented in observance of the terms of the Pledge Agreements, as well as the Intercreditor Agreement, with the Debenture Holders undertaking, irrevocably and irreversibly, not to take any measures, as well as not to instruct the Trustee to take any measure regarding the foreclosure of the guarantees mentioned above, in violation of the terms of the Pledge Agreements and the Intercreditor Agreement.

4.2.5. The search for judicial satisfaction regarding the credits due as a result of this Indenture via the foreclosure of the guarantees listed in subitems (i) to (iii) of Clause 4.2.1 above, in violation of the terms of the Pledge Agreements and the Intercreditor Agreement, shall result, in accordance with the terms of the same Pledge Agreements, in an obligation on the part of the same creditor to reverse the acts that have been carried out at variance with the same documents or in the exclusion of the Debenture Holder from the respective Pledge Agreements, and the consequent loss of the right to the guarantees in question.

4.2.6. The Issuer undertakes, irrevocably and irreversibly, in accordance with the terms of this Indenture and the Pledge Agreements to take the following measures within the deadline established in the same Pledge Agreements.

(i) to register the Receivables Pledge Agreements in the relevant Public Registries of Titles and Documents in the cities of São Paulo, Santos and Rio de Janeiro;

(ii) to register the Asset Pledge Agreement in the relevant Public Registries of Real Estate in the locations (i) of the headquarters of the Issuer and of each one of its subsidiaries, and (ii) the district in which the pledged assets are located;

(iii) to register the Share Pledge Agreements in the relevant Public Registries of Titles and Documents in the locations of the headquarters of the Issuer and each one of its subsidiaries; and

(iv) to record the Share Pledge Agreements in the registers for registered shares, in the books of the financial institution responsible for the custody of the book-entry shares or in the By-Laws of the Issuer and its subsidiaries, as per the case.

4.2.7. The Trustee hereby agrees and accepts, irrevocably and irreversibly, that the collateral guarantees granted in the Pledge Agreements shall be subject to all of the terms and conditions established in the Pledge Agreements and the Intercreditor Agreement annexed to this Indenture.

4.2.8. The Trustee declares that it is aware of and undertakes to observe the terms of the Intercreditor Agreement and the Pledge Agreements.

CLAUSE V – ADDITIONAL OBLIGATIONS OF THE ISSUER AND/OR THE GUARANTORS

While there are Debentures in circulation, the Issuer shall discharge and ensure that each Restricted Subsidiary discharges the obligations established in this Indenture.

5.1. Discharge of the Obligations of this Indenture

The Issuer undertakes to pay punctually the Unit Nominal Value and the Remuneratory Interest on the Debentures, as well as any additional amount that may be due with regard to the Debentures, in accordance with the terms of this Indenture.

5.2. Maintenance of the Issuer and Restricted Subsidiaries

The Issuer undertakes to maintain and to ensure that its Restricted Subsidiaries maintain: (i) its companies validly open with all necessary registers; and (ii) the rights, licenses, concessions, privileges, titles to property and franchises necessary for the normal conduct of its respective business activities, except in the case that a failure to maintain such licenses of concessions has no adverse impact on the Issuer and its subsidiaries, considered in consolidated form, or an adverse impact on the rights of the Debenture Holders. This limitation shall not prevent (a) the sale, disposal, transfer or other form of disposal of its Restricted Subsidiaries or any one of its assets, in accordance with the terms of this Indenture, (b) the liquidation, dissolution or division of the Restricted Subsidiaries listed in Annex V (with the proviso that, in the event of a division, the divided company and the separated portion remain under the control of the Issuer or its Restricted Subsidiaries), or (c) an incorporation or merger between Restricted Subsidiaries.

The Issuer undertakes to maintain, and to ensure that its Restricted Subsidiaries maintain, all the authorizations and licenses required for the discharge of all the obligations established in this Indenture and in the Pledge Agreements.

5.3. Maintenance of Assets

The Issuer undertakes to maintain, and to ensure that its Restricted Subsidiaries maintain in good conditions of use their assets that are necessary for the normal conduct of their respective business activities, excepting cases of depreciation or natural wear and tear of the assets in question, unless the failure to maintain the same in good condition has an adverse impact on the Issuer and its subsidiaries, considered on a consolidated basis, or an adverse impact on the rights of the Debenture Holders.

5.4. Compliance with Relevant Agreements

The Issuer shall comply with, and ensure that its Restricted Subsidiaries comply with all of the obligations for each Relevant Agreement to which they are parties, except in the event that eventual default does not have an adverse effect in the Issuer and its Restricted Subsidiaries, considered in consolidated form, and has no adverse effect on the rights and funds relating to the Debenture Holders.

5.5 Restriction on New Liens

The Issuer is prohibited from creating, incurring or assuming any Lien (excepting the Permitted Liens) on any of its goods and assets, or any funds arising from the same goods and assets, in order to guarantee any Debt, unless the same Lien is intended to guarantee the Debenture in the same proportion, whether previously or concomitantly with the Indebtedness in question, with the Issuer undertaking to ensure that its Restricted Subsidiaries observe the bar contained herein.

5.6 Restriction on New Indebtedness

5.6.1. The Issuer is prohibited from Contracting, directly or indirectly, new Indebtedness, undertaking to ensure that its Restricted Subsidiaries observe the bar contained herein. At the same time, the Issuer and its Restricted Subsidiaries may Contract new Indebtedness in the event that, on the date of incurring the Indebtedness in question:

(a) The “Consolidated Interest Expense Ratio” is greater than the index indicated below for the relevant date:

Period	Index
October 31, 2004 – December 31, 2004	1.10
January 1, 2005 – December 31, 2005	1.25
January 1, 2006 – December 31, 2006	1.35
January 1, 2007 – December 31, 2007	1.90
January 1, 2008 – December 31, 2008	2.70
After January 1, 2009	4.80

and

(b) the “Consolidated Leverage Ratio” is less than the index indicated below for the relevant date:

Period	Index
October 31, 2004 – December 31, 2004	3.2
January 1, 2005 – December 31, 2005	3.0
January 1, 2006 – December 31, 2006	2.5
January 1, 2007 – December 31, 2007	2.0
After January 1, 2008	1.5

5.6.2. Notwithstanding the above conditions, the Issuer and its Restricted Subsidiaries may, at any time, incur the following Indebtedness (collectively termed “Permitted Debt”):

(i) (i.a) Senior Secured Indebtedness - (i.b) any Indebtedness in existence on the Full Payment Date (including, without limitation, the Bridge Loan), and; (i.c) any Refinancing Indebtedness of any of the obligations described in subitems (i.a) and (i.b);

(ii) Indebtedness of the Issuer with any one of its Restricted Subsidiaries, as well as any of the Restricted Subsidiaries with the Issuer or with any other Restricted Subsidiary;

(iii) Indebtedness arising from any Lien created or whose existence is permitted in accordance with the terms of Clause 5.5 above;

(iv) Indebtedness relating to (a) letters of credit or other instruments and similar obligations issued with regard to operations arising in its normal course of business; (b)

surety bonds, performance bonds and other similar instruments incurred during its normal course of business, or (c) Hedging operations realized during the normal course of its business for non-speculative purposes;

(v) Obligations relating to the purchase, capitalized lease obligations and any Refinancing Indebtedness related to the same, whose total aggregate principal amount at no time exceeds the Fair Market Value on the date of acquisition of the goods or assets acquired in conjunction with the agreements in question, and whose global principal amount outstanding does not, at any time, exceed R$ 30,000,000.00 (thirty million Brazilian reais) readjusted by the IGP-M Adjustment on January 1 of each fiscal year subsequent to January 1, 2004;

(vi) Indebtedness arising from checks, bills of exchange or other similar instruments issued or drawn on without the corresponding provision of funds, provided that the same Indebtedness is extinguished within 5 (five) business days of its occurrence;

(vii) Indebtedness of any Restricted Subsidiary in existence on the date on which the same Restricted Subsidiary was acquired by the Issuer, or the Indebtedness of another Person that was assumed by the Restricted Subsidiary as the result of the eventual acquisition of assets owned by the same Person by the Restricted Subsidiary (in any case, other than the Indebtedness Incurred through the acquisition), as well as any Refinancing Indebtedness related to such operations, provided that the Issuer is qualified to incur at least the amount in Brazilian reais equivalent to US$ 1.00 (one U.S. dollar) of additional Indebtedness after the conclusion of the same acquisition, in accordance with the terms of Clause 5.6;

(viii) Indebtedness whose aggregate principal amount does not exceed, at any time, R$ 10,000,000.00 (ten million Brazilian reais) corrected by the IGP-M Adjustment on January 1 of each fiscal year subsequent to January 1, 2004;

(ix) Guarantees of the Debentures and of the Indebtedness that are not prohibited by the Indenture.

5.6.3. For the purposes of compliance with this Clause, as well as the determination of the outstanding principal value of any Indebtedness incurred in accordance with this Clause 5.6:

(a) any obligation of the principal debtor within the context of the Indebtedness (or of any third-party that may have Incurred the same Indebtedness in accordance with the terms of this Clause 5.6), arising from any guarantee, lien or surety letter guaranteeing the same Indebtedness, shall be disregarded to the degree that the same guarantee, lien or surety letter guarantees the principal value of the same Debt;

(b). in the event that the Indebtedness satisfies the criterion of more than one type of Permitted Debt, the Issuer may, at its sole discretion, classify the same kind of Indebtedness and shall only be obliged to include the value and type of indebtedness in one of the classifications of Permitted Debt;

(c). the value of Indebtedness issued at a discount shall be equivalent to its book value, in accordance with Brazilian GAAP.

5.7. Restrictions on the Realization of Certain Payments

5.7.1. The Issuer shall not declare or pay, or allow its Restricted Subsidiaries, whether directly or indirectly, to declare or pay dividends or interest on their own shareholders’ funds or on any other participation in profits to holders of an Equity Interest in the Issuer or any one of its Restricted Subsidiaries (including, but not limited to, any payment relating to mergers, acquisitions or incorporations involving the Issuer and/or its Restricted Subsidiaries), until the final amortization of the Debentures, excepting dividends and other payments that are made with regard to Equity Interests in the Issuer and/or its Restricted Subsidiaries that do not carry any obligation binding on the Issuer to repurchase or redeem the same.

5.7.2. The Issuer is barred from carrying out any operation entailing the acquisition, amortization, redemption or repurchase (including, but not limited to, mergers, acquisitions or incorporations involving the Issuer) of Equity Interests, as per the case (with the exception of those related to the Equity Interests held by the Issuer or by its Restricted Subsidiaries), with the Issuer undertaking to ensure that its Restricted Subsidiaries respect the bar contained herein (all payments and provisions established in Clauses 5.7.1 to 5.7.2 shall, collectively, be termed, “Restricted Payments”).

5.7.3. The Issuer is barred from realizing any Investment that is not a Permitted Investment, undertaking to ensure that its Restricted Subsidiaries respect the bar contained herein.

5.7.4. Notwithstanding the prohibitions listed in Clauses 5.7.1 to 5.7.3 above, the Issuer and its Restricted Subsidiaries may, henceforth, without any restriction or limitation, make the following payments and take the following provisions (each one of which is termed a “Permitted Payment”):

(a) any payment, distribution, amortization, redemption, acquisition or repurchase (i) that constitutes interest on shareholders’ funds and that is capitalized immediately and in full; (ii) that is required of the Issuer or any one of its Restricted Subsidiaries by law or as a provision of its By-Laws, and is in force on the Full Payment Date;

(b) the payment of any dividend, distribution or any other form of payment by a Restricted Subsidiary to the Issuer or to the holders of Equity Interests, provided that the holders of the same Equity Interests are under the control of the Issuer and the payment is made in pro rata form;

(c) any payment, distribution, amortization, redemption, acquisition or repurchase of an Equity Interest by the Issuer or by any person under its direct or indirect control to the Management Investors, provided that the aggregate amount paid with regard to the same payment, distribution, amortization, redemption, acquisition or repurchase of an Equity Interest does not exceed R$ 2,000,000.00 (two million Brazilian reais) in any 12 (twelve) month period;

(d) the repurchase, redemption or any other form of acquisition of any Equity Interest issued by CMA ParticipaÇões S.A. up to an amount of R$ 500,000.00 (five hundred thousand Brazilian reais), held by Persons other than the Issuer and its subsidiaries.

5.8. Restriction on the Modification of the Dividend Payment Policy

The Issuer is barred from voting in favor of any changes in policy relating to the dividends of the Unrestricted Subsidiaries that may increase their respective distributions of dividends, with the Issuer undertaking to ensure that its Restricted Subsidiaries respect the prohibition contained herein.

5.9. Restriction on Operations with Affiliates

5.9.1. The Issuer is barred from executing or implementing any transaction or contract with any Affiliates, unless this operation with Affiliates (“Operation with Affiliates”) is carried out under market conditions and serves the interests of the Issuer and its Restricted Subsidiaries, with the Issuer undertaking to ensure that its Restricted Subsidiaries respect the prohibition contained herein.

5.9.1.1. This provision shall not apply to:

(a) any Restricted Payment or Permitted Payment authorized in accordance with Clause 5.7 above, any Permitted Investment, or any other transaction specifically excluded from the definition of the term ‘Restricted Payment’.

(b) the execution, maintenance and compliance with any work agreement, collective labor agreement, benefit plan, program or any other similar agreement executed in the normal course of its business, including vacations, insurance policies, health and retirement plans;

(c) payment, in the normal course of its business, of remuneration, premiums, bonuses or indemnities or any issue or grant of shares, options or other securities to employees, directors or board members;

(d) any operation between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries; and

(e) any operation arising from agreements in existence on the Full Payment Date.

5.10 Restriction on Capital Expenditures

5.10.1 Unless otherwise permitted within this Indenture, the Issuer is barred from realizing any Capital Expenditure, and undertakes to ensure that its Restricted Subsidiaries respect the same bar, (excepting any Capital Expenditure that constitutes a Permitted Investment or that is carried out using the proceeds from Asset Sales, in accordance with the terms of Clause 3.12.1. (V)), where the same investment:

(i) exceeds:

(a) for the fiscal year ended December 31, 2004, an amount in Brazilian reais equivalent to US$ 50,000,000.00 (fifty million U.S. dollars), and

(b) in the case of any year subsequent to 2004, the amount resulting from the updating of the value in Brazilian reais equivalent to US$ 50,000,000.00 (fifty million U.S. dollars), corrected by the U.S. consumer price index from December 31, 2003 until the last day of the fiscal year immediately prior to that of the Capital Expenditure;

(ii) during any fiscal quarter, exceeds 50% (fifty per cent) of the maximum applicable limit for the respective fiscal year that includes the same quarter;

with the proviso, however, with regard to items (i) and (ii) above, in the event that in any fiscal year the amount of Capital Expenditures permitted by this Clause exceeds the amount of Capital Expenditures effectively realized by the Issuer and its Restricted Subsidiaries (this excess amount termed the “Excess Amount”), the same Issuer and its Restricted Subsidiaries shall be entitled to make additional Capital Expenditures in the fiscal year immediately following, equal to that permitted in accordance with subitem (i) of this Clause, plus the lesser of (x) the Excess Amount and (y) 20% (twenty per cent) of the amount of Capital Expenditures that would be permitted with regard to the previous fiscal year.

5.10.2. The limitation on Capital Expenditures established above shall immediately cease as and when the Issuer’s Financial Leverage Index, determined at the end of 4 (four) consecutive fiscal quarters and prior to the date of the same Capital Expenditure, is equal to or less than 1 to 1. For the purposes of calculating the Capital Expenditure realized in any given fiscal year, any value for Capital Expenditures arising in the preceding fiscal year whose use is permitted shall be considered as having been used primarily in that fiscal year.

5.10.3. For the purposes of calculating the value of the Capital Expenditure, the amount in other currencies equivalent to the value in U.S. dollars defined in Clause 5.10.1 (i.a), shall be calculated on the basis of the average Exchange Rate (as defined in Clause 3.10.2 (b) above) for the month in which the Capital Expenditure was realized or contracted.

5.11. Restriction on the Designation of Restricted or Unrestricted Subsidiaries

5.11.1. On the Full Payment Date, all of the Issuer’s subsidiaries shall be considered to be Restricted Subsidiaries, with the exception of Televisão Cabo Criciúma Ltda. and TV Cabo e ComunicaÇões de Jundiaí S.A. The Issuer shall not designate any subsidiary as Unrestricted. However, any Person that is not a subsidiary of the Issuer on the Full Payment Date may be designated as an Unrestricted Subsidiary by decision of the Meeting of the Board of Directors at the time of its acquisition or creation, provided that:

(a) at the time of the designation in question, the same subsidiary is not the owner, whether directly or indirectly, of (i) any share or quota representing the capital stock, equity interests, partner’s rights, participation certificates or any other titles that carry the right to a share in the profits or Indebtedness of any Restricted Subsidiary that is not simultaneously designated as an Unrestricted Subsidiary or (ii) any share or quota representing the capital stock or Indebtedness of the Issuer;

(b) the Investment in the same subsidiary is permitted at the time of its designation in accordance with the terms of Clause 5.7 above;

(c) the same subsidiary does not hold any applicable license, permit or authorization to exploit any Permitted Business on the Full Payment Date;

(d) considering that all the transactions or agreements between each subsidiary and the Issuer or any Restricted Subsidiary were executed at the time of the designation, such transactions and agreements would be permitted in accordance with the provisions of Clause 5.9; and

(e) immediately after the same designation becomes effective, no event shall be in progress that is an Early Maturity Event or that, through notification or with the passage of time, becomes an Early Maturity Event.

5.11.2. The Board of Directors may redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, if, immediately after the taking effect of the same redesignation, (a) there is no Early Maturity Event; and (b) the Issuer may incur additional Debt, for an amount in Brazilian reais equivalent to US$ 1.00 (one U.S. dollar), in accordance with the terms of Clause 5.6.

5.11.3. The Issuer undertakes to ensure that each and any Restricted Subsidiary is a Guarantor, in accordance with the terms and conditions of this Indenture and the Pledge Agreements, also undertaking to ensure that all the documents required to formalize this condition of Guarantor are duly signed. The Trustee is authorized to execute amendments to this Indenture for the same purpose.

5.12. Restrictions on Mergers, Incorporations and Asset Sales

5.12.1. The Issuer is barred, whether by means of an isolated operation or a series of operations, from merging with any Person, disposing of, transferring, leasing or disposing in any other way of all or a substantial part of its assets to any Person or Persons; the Issuer further undertakes to guarantee that its Restricted Subsidiaries are not a party to any operation or series of operations that may, cumulatively, result in the sale, transfer, leasing or disposal of all or a substantial part of the assets of the Issuer and its Restricted Subsidiaries, considered in consolidated form, to any Person or Persons (excepting the Restricted Subsidiaries listed in Annex V, which shall observe the terms of Clause 5.2), unless:

(a) the Issuer or an eventual Restricted Subsidiary, as per the case, is the surviving Person after the operation, or the Person arising from the merger, or with which the Issuer or an eventual Restricted Subsidiary has merged, or that has acquired or leased the assets owned by the Issuer or eventual Restricted Subsidiary (in any of these cases, the “Surviving Person”), is a company organized and validly in existence under the laws of the Federal Government of Brazil or of any state of the United States of America, and the Surviving Person expressly assumes (jointly and severally with the Issuer or eventual Restricted Subsidiary in question, unless these Persons cease to exist as the result of a merger or incorporation), by means of a modification to the Indenture, all the obligations contracted by the Issuer or eventual Restricted Subsidiary, as per the case, by virtue of this Indenture and the Debentures;

(b) immediately after executing the same operation, the Issuer, the eventual Restricted Subsidiary or the Surviving Person, as the case may be, has the authority to incur additional Indebtedness for a minimum amount of Brazilian reais equivalent to US$ 1.00 (one U.S. dollar), in accordance with the terms of Clause 5.6;

(c) immediately after executing the same operation or series of operations, in a pro forma manner, the implementation of the same has not caused an Early Maturity Event, as defined in Clause 6.1;

(d) each Guarantor has submitted to the Trustee an instrument in writing, ratifying the granting of the Guarantee; and

(e) the Issuer, its Restricted Subsidiary in question or the Surviving person, as per the case, has submitted to the Trustee a certificate signed by a Director of the Issuer, the Restricted Subsidiary in question or the Surviving Person and a legal opinion declaring that the same operation, and the Indenture, as modified, are in agreement with this Clause, and that all of the requirements of the Indenture with regard to the operation have been satisfied, provided that (i) the attorney responsible for the opinion is convinced of the veracity of the certificate issued by the Directors of the Issuer or any one of its Restricted Subsidiaries, with regard to factual matters, as per the case, and (ii) no legal opinion shall be required for a merger, incorporation, disposal, ceding, leasing or any other type of disposal established in Clause 5.12.2.

5.12.2. Notwithstanding the terms of items (b) and (c) above, the Restricted Subsidiaries may participate in merger, acquisition and incorporation operations that have as exclusive counterparty the Issuer and any Restricted Subsidiary, as well as in operations whose object is the disposal, ceding, transfer, leasing or other form of disposal between each other of all or part of the relevant party’s assets.

5.12.3. In the event of any merger, incorporation or corporate reorganization operation involving a Guarantor, the same Guarantor or the Person that results from the same operation must expressly assume all of the obligations assumed by the Guarantor as a result of the guarantees given in the Pledge Agreements and the Indenture, through an instrument that has been duly signed and registered and that shall be immediately delivered to the Trustee.

5.13. Maintenance of Books and Registers

5.13.1. The Issuer shall maintain and ensure that its Restricted Subsidiaries maintain books and registers in accordance with Brazilian GAAP and all other applicable Brazilian laws.

5.14. Capital Stock of Restricted Subsidiaries

5.14.1. The Issuer shall, at any time, hold an equity interest of not less than the majority of shares or quotas representing the capital stock, equity interests, partner’s rights, participation certificates or any other securities that confer the right to participate in the results of each one of the Restricted Subsidiaries.

5.15. Business of the Issuer and Restrictions on the Transfer of Existing Businesses

5.15.1. The Issuer shall not dedicate itself predominantly, nor shall it permit its Restricted Subsidiaries to dedicate themselves predominantly to any businesses or activities distinct from a Permitted Business. Furthermore, the Issuer shall not transfer, nor shall it allow any of its Restricted Subsidiaries to transfer, whether directly or indirectly, to any Unrestricted Subsidiary (i) any of the licenses, permits or authorizations used in a Permitted Business on the Full Payment Date, or (ii) any fixed asset (as defined in the Issuer’s Consolidated Financial Statements) of the Issuer or its Restricted Subsidiaries, if the same are used in the licensed service areas of the Issuer and its Restricted Subsidiaries, in the form existing on the Full Payment Date. The Issuer and its Restricted Subsidiaries shall nevertheless have the option of carrying out Asset Sales, provided that these are in accordance with the terms of Clause 3.12.1 (V) above, as well as to pledge goods and assets, provided that this is permitted by Clause 5.5 above.

5.16. Alteration of By-Laws

5.16.1. The Issuer shall not make or permit its Restricted Subsidiaries to make any alterations or modifications to their By-Laws or agree to alterations or modifications in the By-Laws or other documents of incorporation of the same Issuer or any one of its Restricted Subsidiaries, as the case may be, except if the same alterations or modifications are without adverse effect for the same Issuer or any one of its Restricted Subsidiaries, whether individually or jointly, and do not entail any adverse effects on the rights and funds of the Debenture Holders.

5.17. Operations of a Speculative Nature

5.17.1. The Issuer shall not execute or permit its Restricted Subsidiaries to execute Currency Agreements, Interest Rate Agreements or futures contracts, except in the case that such instruments are celebrated in the normal course of business and for non-speculative purposes.

CLAUSE VI – EARLY MATURITY

6.1. The following shall constitute early maturity events for the Debentures, independent of prior notice, judicial inquiry or notification (“Early Maturity Events”):

a) failure, for more than 20 (twenty) business days, to pay the principal amount of the Debentures (whether on the Maturity Date, the date of any Scheduled or Unscheduled Obligatory Amortization Event, or on the date of any payment);

b) failure, for more than 20 (twenty) business days, to pay any interest on the Debentures;

c) default by the Issuer or any Restricted Subsidiary, on any obligation under the terms and on the date established in this Indenture, that is not remedied within 15 (fifteen) business days, reckoned from the receipt, by the Issuer, of notification from the Trustee, requiring the discharging of the relevant obligation;

d) lack of payment, by the Issuer or any Restricted Subsidiary, after the expiry of the respective grace periods (or the occurrence of any event that permits the prepayment, observing the expiry of the eventual grace period) of any Indebtedness of the Issuer, whose aggregate principal amount is equal to or greater than R$ 30,000,000.00 (thirty million Brazilian reais) (or the equivalent amount in another currency or currencies), corrected by the IGP-M Adjustment since January 1, 2004;

e) declaration of early maturity, after the expiry of the respective grace periods of any Indebtedness of the Issuer, including Indebtedness relating to Debt Instruments or of any Restricted Subsidiary, whose aggregate principal amount is equal to or greater than R$ 30,000,000.00 (thirty million Brazilian reais) (or the equivalent amount in another currency or currencies), corrected by the IGP-M Adjustment since January 1, 2004;

f) one or more judicial decisions against the Issuer or its Restricted Subsidiaries, for which the individual or aggregate value of the fine is greater than R$ 30,000,000.00 (thirty million Brazilian reais) (or the equivalent amount in another currency or currencies), corrected by the IGP-M Adjustment since January 1, 2004, with regard to which, there is no measure in force preventing the execution of the same or for which the deadline for taking the same measure has expired;

g) any bankruptcy, composition with creditors, intervention, insolvency or other similar process brought against the Issuer or any one of its Restricted Subsidiaries, if not fully secured by bankruptcy provisions, as per the case;

h) the confiscation, expropriation or other measures of a similar character, applicable to all of or a substantial part of the assets of the Issuer or of its Restricted Subsidiaries, where the same event is not remedied within 60 (sixty) days calculated from its occurrence;

i) default, by the Issuer or its Restricted Subsidiaries, on any obligation established in the Pledge Agreements and the Intercreditor Agreement, that is not remedied by the deadlines specified in the agreements in question, or in the absence of the same, within 10 (ten) business days, calculated from the receipt by the Issuer, of notification by the Trustee of the requirement to comply with the relevant obligation;

j) ineffectiveness or unenforceability, in any event, of the guarantees granted to the Debenture Holders under the terms of this Indenture and the Pledge Agreements;

k) a substantial alteration in the business purpose of the Issuer;

l) demonstration of the false, incorrect or misleading nature of any relevant aspect of the declarations appearing in Clause 10.2 of this Indenture;

m) default on any obligation appearing in Clause 5.12 by the Issuer and/or its Restricted Subsidiaries;

n) (i) default, after the expiry of any applicable grace period, by the Issuer and/or its Restricted Subsidiaries, as per the case, with regard to payment of the principal amount or interest, or any other quantity due as a result of any Instrument of Indebtedness, when the same amount becomes due and owing (including where due to scheduled maturity, obligatory prepayment or accelerated maturity), or (ii) the occurrence of any event or condition with regard to any Instrument of Indebtedness, with the effect, after the expiry of the applicable grace period, of early maturity or permitting the early maturity of the Indebtedness arising from the same Instrument of Indebtedness;

o) (i) where any Operation Document becomes null or ineffective, whether in full or in part, or the compliance with the obligations assumed by the Issuer or by its

Restricted Subsidiaries in the same Documents becomes illegal, or (ii) the Issuer, or any one of its Restricted Subsidiaries contest the enforceability of any Operation Document to which it is a party/they are parties;

p) the failure by the Issuer or any of its Restricted Subsidiaries, to constitute or maintain insurance coverage for their assets, in accordance with current market practices for the business area of the Issuer, that are not rectified within 15 (fifteen) business days (in accordance with the terms of item (c) above), calculated from the receipt by the Issuer of notification by the Trustee of the requirement to comply with the relevant obligation

6.2. Notwithstanding the terms of the above, it is hereby agreed that default on the part of the Issuer and/or its Restricted Subsidiaries on relevant obligations arising from original loans listed in Annex 9 of the Intercreditor Agreement that have not been converted into Senior Secured Indebtedness, as well as the declaration of early maturity of such debts, shall not constitute an Early Maturity Event in the terms of this Indenture.

6.3. In the event of occurrence of any of the events indicated in the items of Clause 6.1 above, with the exception of items (a), (b), (e) and (g), the early maturity of the Debentures shall depend on the prior holding of the General Meeting of Debenture Holders, which must obligatorily be called by the Trustee within 5 (five) business days of the same party becoming aware of the event in question, in order to hold the same within the shortest possible time established by law. In the event that the Trustee does not call the General Meeting of Debenture Holders within 5 (five) business days, the calling may be carried out in the form established in Clause 9.1.

6.4. The General Meeting of Debenture Holders to which the previous Clause 6.3 refers, may, by a decision of the holders of 50% (fifty per cent) of the Debentures in circulation plus one, determine that the Trustee does not declare the early maturity of the Debentures. In the event that the General Meeting of Debenture Holders is not held due to a lack of a quorum for initiating the meeting at the second calling, in accordance with the terms of Clause 9.2.1, or the quorum for a resolution described above is not obtained, the Trustee shall be obliged to declare the early maturity of the Debentures immediately.

6.5. The occurrence of the events described in items (a), (b), (e) and (g) of Clause 6.1 above, shall bring about the automatic early maturity of the Debentures, regardless of notice or notification, whether judicial or extrajudicial, without affecting the right of the Trustee, the Debenture Holders or the Issuer to call a General Meeting of Debenture Holders, in the form established in Clause 9.1, to deliberate on the failure to declare the early maturity, by a vote of 50% (fifty per cent) plus one of the Debentures in circulation.

CLAUSE VII – OTHER OBLIGATIONS OF THE ISSUER

7.1 The Issuer shall also be obliged:

a) to submit to the Trustee:

a.1) (i) its annual consolidated and audited financial statements, devised in accordance with Brazilian GAAP, within 120 (one hundred and twenty) days of the last day of the relevant fiscal year, and (ii) its consolidated and unaudited quarterly financial statements, devised in accordance with Brazilian GAAP, within 60 (sixty) days of the last day or each of the three first quarters of the fiscal year;

a.2) simultaneously with the submission of the financial statements, a certificate from the Issuer, certifying that the same Issuer and its Restricted Subsidiaries have complied with the obligations arising from this Indenture. The obligations of a financial nature shall be verified in accordance with Brazilian GAAP;

a.3) a copy of periodic and eventual information required under CVM regulations, within the established deadlines;

a.4) immediately (but in any case, no later than 10 (ten) business days calculated from the date on which any administrator or director of the Issuer or of any Restricted Subsidiary becomes aware of the occurrence of the event), a notification with regard to the occurrence of (i) an Early Maturity Event established in this Indenture; (ii) any act carried out by a creditor of any Senior Secured Indebtedness, in order to accelerate payment of the Indebtedness due to the same party from the Issuer or from a Restricted Subsidiary, or (iii) any judicial action proposed by any creditor of the Senior Secured Indebtedness, with a view to executing or enforcing the same Indebtedness due from the Issuer or from a Restricted Subsidiary;

a.5) immediately (but in any case, no later than 10 (ten) business days calculated from the dispatch of notification mentioned in subitem (a.4) above, as well as the measures that the Issuer or any Restricted Subsidiary have implemented or shall implemented with regard to the same event;

a.6) immediately, a notification that an Early Maturity Event established in this Indenture has been remedied, together with a certificate from a Director of the Issuer, describing the steps taken to remedy the same event;

b) not to carry out operations outside its business purpose, in observance of the terms of its By-Laws, as well as legislation and regulations in force;

c) to maintain the respective accounting standards and dissemination practices for information, unless an alteration is required in order to comply with Brazilian GAAP;

d) to maintain on contract during the term of the Debentures, at its own expense, the providers of services inherent to the obligations established in this Indenture, including the Trustee, the Depository Institution, the Paying Agent, and the systems for negotiating the Debentures in the secondary market, (SND/CETIP) and Bovespa Fix;

e) to maintain an adequately functioning service for Debenture Holders that ensures the efficient treatment of the same, or to contract a financial institution that is authorized to provide such services;

f) to provide all and any information that may reasonably be requested of it by the Trustee within at most 10 (ten) business days, calculated from the respective request date, and in particular, the information required for the precise discharge by the Trustee of the obligations described in this Indenture, it being hereby agreed that any information that is not in the public domain and is not obligatory by law (i) shall not be provided to the Competitors of the Issuer and its Restricted Subsidiaries; and (ii) in the other cases, the same information shall only be provided after the signing of a confidentiality agreement by the Trustee and/or its representatives, in the form of the confidentiality obligations already assumed by the creditors;

g) to ensure that its legal representatives appear at the General Meetings of Debenture Holders, whenever so requested with at least 10 (ten) business days’ prior notice;

h) to maintain its registration as a public listed company with the CVM updated at all times.

i) to comply, in every aspect, with all of the applicable laws, rules, regulations and orders, in any jurisdiction in which the Issuer and its Restricted Subsidiaries carry on business or possess assets, that affect the Issuer or its subsidiaries, or the rights of the Debenture Holders, except where the eventual failure to comply does not have an adverse effect on the Issuer and its Restricted Subsidiaries, or an adverse effect on the rights and funds of the Debenture Holders.

j) to maintain the payment of all obligations of a fiscal nature up to date, excepting those obligations that are being legally contested in good faith in the relevant administrative and/or judicial circles, except where the eventual non-compliance is without adverse effect on the Issuer and its Restricted Subsidiaries or on the rights and funds of the Debenture Holders.

CLAUSE VIII – THE TRUSTEE

8.1. Nomination

8.1.1. The Issuer constitutes and nominates Planner Corretora de Valores S.A. as qualified above, as Trustee of the Debenture Holders for the Issue forming the object of this Indenture, which, herein and in accordance with the law, accepts the nomination to represent, in accordance with the law and the terms of this Indenture, the community of the Debenture Holders with regard to the Issuer.

8.1.2. The permanent exercise of the function of Trustee is the exclusive preserve of a financial institution.

8.2. Declaration

8.2.1. The Trustee declares:

a) that it is not subject to any legal impediment, under penalty of the law and in accordance with Article 66, § 3º, of Brazilian Corporation Law, and other applicable rules, including regulatory ones, to the exercise of the function conferred on it.

b) that it accepts the function conferred it, assuming in full the duties and attributions established in specific legislation and in this Indenture;

c) that it is in full agreement with the terms and conditions of this Indenture, as well as all of its clauses and conditions;

d) that it is aware of applicable legislation, especially that published by the Central Bank of Brazil and the Brazilian Securities Commission (CVM).

e) that it accepts the remuneration due to it according to the terms of Clause 8.6 below;

f) that it has verified the veracity of the information contained in this Indenture;

g) that it has verified the regularity, sufficiency and enforceability of the Guarantees;

h) that it is aware of the terms and conditions of the Intercreditor Agreement.

8.2.2. For its part, the Issuer declares that it is not aware of any fact that prevents the Trustee from exercising its functions in full, in the terms of Brazilian Corporation Law and other applicable rules, including regulations.

8.3. Replacement

8.3.1. In the events of absence, temporary impediments, resignation, intervention, judicial or extrajudicial liquidation, bankruptcy or any other case of vacancy, within at most 30 (thirty) days, counted from the event giving rise to the same, a General Meeting of Debenture Holders shall be held to choose a new Trustee, which may be called by the same Trustee to be replaced, by the Issuer or by Debenture Holders representing at least 10% (ten per cent) of the Debentures in circulation, or by the CVM.

8.3.2. If the calling of the General Meeting of Debenture Holders to which item 8.3.1 above refers does not take place within 15 (fifteen) days before the end of the period cited above, the Issuer shall be obliged to effect the same, it being established that the CVM may nominate a provisional replacement until the process of choosing a new trustee is concluded.

8.3.3. The remuneration of the new trustee shall be defined at the same General Meeting of Debenture Holders that chooses the new trustee, in observance of the terms of Clause 8.3.7 below.

8.3.4. In the event that the Trustee is no longer able to carry out its functions due to supervening circumstances with regard to this Indenture, it must immediately communicate this fact to the Debenture Holders and request its replacement.

8.3.5. The Debenture Holders shall have the right, following the conclusion of the distribution of Debentures in the market, to replace the Trustee and nominate its replacement at a General Meeting of Debenture Holders specially called for this purpose.

8.3.6. The replacement, on a permanent basis, of the Trustee, shall be subject to prior notification to the CVM and the latter’s pronouncement regarding compliance of the same with the requirements established in Article 8 of CVM Instruction No. 28, of November 23, 1983, and subsequent rules, if any.

8.3.7. The replacement Trustee shall be entitled to the same remuneration as its predecessor, in the event that the General Meeting of Debenture Holders does not rule on the issue.

8.3.8. The replacement of the Trustee shall form the object of an amendment to the Indenture.

8.3.9. The Trustee shall begin to exercise its functions starting from the date of transcription of the Indenture or eventual modification in which it is named as a replacement, and shall continue to exercise the same functions until its effective replacement or the date of maturity of the Debentures.

8.3.10. Events of replacement of the Trustee shall be subject to the rules and regulations issued by the CVM.

8.4. Duties

In addition to other duties established in law, in a regulatory act of the CVM and the Indenture, the following shall constitute duties and attributes of the Trustee:

a) protecting the rights and interests of the Debenture Holders, applying to the exercise of its functions the due care and diligence that any alert and responsible person would normally apply in the management of its own activities, while observing the terms of the Intercreditor Agreement;

b) resigning from the function, in the event of emergence of conflicts of interest or of any other circumstance that prevents it from exercising the function;

c) safekeeping of all official records, correspondence and other documents relating to the exercise of its functions;

d) verifying, at the time that it accepts the function, the veracity of the information contained in this Indenture, taking due care to ensure the rectification of omissions, flaws and defects of which it is aware;

e) promoting, among the relevant bodies, in the event that the Issuer does not do so, the filing and the registration, as per the case, of this Indenture and relevant amendments, as well as the Pledge Agreements, remedying any omissions and irregularities that may exist within the same;

f) accompanying the observance of regular provision of obligatory information, alerting the Debenture Holders with regard to any omissions or inconsistencies that may appear in such information;

g) issuing an opinion on the sufficiency of the information appearing in the proposals for modification of the conditions of the Debentures;

h) requesting, when it judges it necessary for the faithful performance of its functions, certificates that have been updated by the relevant public bodies and entities and public registry offices;

i) requesting, when it judges it necessary, and provided that it is permitted by the applicable legislation, an extraordinary audit of the Issuer;

j) calling, where necessary, a General Meeting of Debenture Holders;

l) submitting to the CVM and to the stock exchange or to the entity of the organized over-the-counter market in which the Debentures are traded, by the date of first publication, a copy of the notice of calling and the proposal to be submitted to the General Meeting of Debenture Holders;

m) appearing at the General Meeting of Debenture Holders for the purpose of providing the information that is requested of it;

n) submitting the necessary information, including that regarding the decisions taken at the General Meeting of Debenture Holders, to the Collateral Agent, so that the same party may adopt the appropriate measures, in accordance with the terms of the Intercreditor Agreement;

o) submitting to the CVM and to the stock exchange or to the entity of the organized over-the-counter market in which the Debentures are traded, on the same day as the General Meeting of Debenture Holders, a summary of the decisions taken, and within 10 (ten) days, a copy of the minutes of the Meeting;

p) elaborating a report for the Debenture Holders, in accordance with the terms of Article 68, §1, subitem "b", of Brazilian Corporation Law, or whenever so determined by a simple majority of the Debentures in circulation at a General Meeting of Debenture Holders, with the same report containing as a minimum, the following information:

p.1) any eventual omission or inconsistency of which it is aware that is contained in the information disclosed by the Issuer, or also, the failure or delay by the Issuer in the obligatory provision of information;

p.2) alterations in the By-Laws that have occurred during the period;

p.3) comments on the financial statements of the Issuer, concentrating on the financial indicators and capital structure of the Issuer;

p.4) the status of the distribution or placement of Debentures in the market;

p.5) the optional acquisition and payment of income on the Debentures during the period, as well as purchases and sales of the Debentures carried out by the Issuer;

p.6) monitoring of the destination of the proceeds raised through the Issue of Debentures, in accordance with the data obtained from the administrators of the Issuer;

p.7) compliance with other obligations assumed by the Issuer in this Indenture, in particular, the obligations contained in Clauses 5.6.1 (a) and 5.6.1. (b);

p.8) verifying compliance with the Consolidated Interest Expense Ratio and the Consolidated Leverage Ratio;

p.9) a declaration regarding its suitability to continue exercising the function of Trustee.

q) making available an example of the report considered in subitem “o” above to the Debenture Holders within a period of at most 4 (four) months, calculated from the end of the fiscal year of the Issuer, at least at the following locations:

q.1) at the headquarters of the Issuer;

q.2) at the location indicated by the Trustee;

q.3) at the CVM;

q.4) at the stock exchange or the entity of the organized over-the-counter market in which the Debentures are traded;

q.5) at the offices of the lead manager of the placement of Debentures, in the event that the deadline for the submission of the report expires before the end of the maximum period for the primary distribution of the Debentures.

r) publishing, in the organs of the press in which the Issuer is obliged to publish, an announcement informing the Debenture Holders that the report is available to them in the locations indicated in subitem "q";

s) maintaining up to date the report on the Debenture Holders and their addresses, including the use of procedures with the Issuer, the Depository Institution and Cetip;

t) verifying the compliance with the clauses contained in this Indenture, especially those that impose obligations and prohibitions;

u) without affecting the terms of Clause 7.1.(a.3), notifying the Debenture Holders by published notice and on an individual basis, within at most 30 (thirty) days, of any default by the Issuer on obligations assumed in this Indenture, indicating the location in which it shall provide more detailed explanations to interested parties. A communication of equal content shall also be submitted:

u.1) to the CVM;

u.2) to the stock exchange or to the entity of the organized over-the-counter market in which the Debentures are traded;

v) verifying the maintenance of the regularity, sufficiency and enforceability of the Guarantees.

8.5. Specific Attributions

8.5.1. The Trustee shall use any judicial or extrajudicial procedures with regard to the Issuer to protect and defend the interests of the community of Debenture Holders and the realization of the credits of the same, being obliged, in the event of default by the Issuer, while observing the conditions of this Indenture, the Intercreditor Agreement and the Pledge Agreements:

a) to declare the early maturity of the Debentures and demand their principal and accessory amounts;

b) to take every and any measure necessary for the realization of the credits of the Debenture Holders;

c) demand the bankruptcy of the Issuer;

d) represent the Debenture Holders in any bankruptcy process, composition with creditors or similar process by the Issuer.

8.5.2. In accordance with the terms of Clauses 6.2 to 6.5 of this Indenture, the Trustee shall only be exonerated from its responsibility for failure to adopt the measures described in item 8.5.1, if after calling General Meeting of Debenture Holders, the same meeting so authorizes by a unanimous decision for all the Debentures in circulation.

8.6. Remuneration

The Trustee or any institution that may replace it in this quality shall be entitled, by way of remuneration for the execution of its relevant duties and attributions, in the terms of the law and this Indenture, an annual fee of R$ 30.000,00 (thirty thousand Brazilian reais) to be paid by the Issuer in the following form:

a. quarterly installments of R$ 7.500,00 (seven thousand five hundred Brazilian reais), with the first installment due 5 (five) days after the granting of the registration of the Issue by the CVM, for which, in this case, an amount of R$ 3.000,00 (three thousand Brazilian reais) shall be discounted by virtue of installation cost, which shall fall due on the date of signing of the Indenture, with the other installments for the value mentioned above falling due at three-monthly intervals on the day of each successive quarter corresponding to the payment day of the first quarter;

b. the Trustee must submit notice to the Issuer requesting payment of its remuneration with prior notice of at least 10 (ten) business days of the date of each payment, and in the event that the Issuer does not receive the same notice by the above deadline, any payments that it may make where delays in the same arise from its failure to receive the notice in question, shall not be subject to fines or penalties;

c. the fees established in the preceding items shall be due even after the maturity of the Debentures, in the event that the Trustee is still carrying out the collection of amounts in default that have not been remedied by the Issuer;

d. the remuneration described in the caput to this Clause shall be corrected on an annual basis by the accumulated IGP-M Adjustment for the respective period, and in the absence of the same, by the same index that may come to replace it;

e. the remuneration does not include expenses with publications, transport, food, travel and accommodation necessary for the function of Trustee, during or after the implementation of the service, which shall be covered by the Issuer, through settlement of the respective invoices issued directly in its name, or the reimbursement of the same expenses, after previous approval by the Issuer, and provided that the expenses in question are reasonable and duly demonstrated. In addition, expenses with specialists, where necessary, are not included, with these including auditing and/or verification expenses or legal advice to the Debenture Holders;

f. In the event of default by the Issuer, all expenses with legal procedures, including administrative ones, that the Trustee may incur in protecting the interests of the Debenture Holders must receive prior approval and be advanced by the same Debenture Holders, and subsequently, as established by law, reimbursed by the Issuer, provided that the expenses in question are reasonable and duly demonstrated. Such expenses to be advanced by the Debenture Holders also include expenditure on third-party legal fees, deposits, costs and judicial fees in the actions proposed by the Trustee or arising from actions arising against it due to the exercise of its function, or that may cause it financial loss or risk, while it is a representative of the community of Debenture Holders. The eventual expenses, deposits and judicial costs arising from defeat in legal actions shall also be borne by the Debenture Holders, as shall the remuneration and reimbursable expenses of the Trustee in the event that the Issuer remains in default with regard to the payment of the same for a period exceeding 60 (sixty) days;

g. in the event of delay in the payment of any amount due as a result of this remuneration, the overdue debits shall be subject to a fine of 2% and overdue interest of 1% per month, without affecting monetary correction;

h. remuneration shall be increased by the following taxes: taxes on services of any kind (ISS or other), PIS (Contribution to the Social Integration Program), Cofins and any other taxes that may apply to the remuneration of the Trustee, with the exception of Income Tax and the Social Contribution on Net Income at the rates in force on the dates of each payment.

CLAUSE IX – THE MEETING OF DEBENTURE HOLDERS

9.1. Calling

9.1.1 The General Meeting of Debenture Holders may be called by the Trustee, by the Issuer or by Debenture Holders representing at least 10% (ten per cent) of the Debentures in circulation, or by the CVM.

9.1.2. The calling shall take place through a published announcement appearing at least 3 (three) times in the press, in which the Issuer is obliged to publish, namely the Official Gazette of the State of São Paulo and the national edition of Valor Econômico, observing other rules related to the publication of the announcement of calling of general meetings contained in Brazilian Corporation Law, applicable regulations and the terms of this Indenture.

9.2. Quorum for Initiating a Meeting

9.2.1 The meeting shall be initiated at a first calling in the presence of Debenture Holders representing at least half of the Debentures in circulation, and at a second calling, with any quorum.

9.2.2. For the purposes of this Indenture, Debentures in circulation shall be considered to be all underwritten Debentures, excluding those owned by the Issuer and/or its Affiliates, subsidiaries, associates or controlling shareholders, as well as the managers of all of the same companies.

9.3. Board of the Meeting

The Meeting shall be chaired by the Debenture Holder elected by the holders of a simple majority of the Debentures or the individual designated by the CVM.

9.4. Quorum for Resolution

9.4.1. In the deliberations of the Meeting, each Debenture in circulation shall be entitled to one vote, with the nomination of attorneys-in-fact permitted, whether the same are Debenture Holders or not.

9.4.1.1. The approval (i) of alterations in the characteristics and conditions of the Debentures and the Issue, especially with regard to values and interest rates, (ii) of the Replacement Rate applicable to the Debentures, and (iii) the alteration of any one of the terms of Clause 6 of this Indenture, shall require the favorable vote of the Debenture Holders jointly representing at least 2/3 (two thirds) of the Debentures in circulation. For the alteration and/or release, even if only in part, of the collateral guarantees represented by the Pledge Agreements, the terms of the Intercreditor Agreement in this regard shall be observed. Any alteration and/or release, whether in whole or in part, of the suretyship to which Clause 4 above relates, shall require a favorable vote by the Debenture Holders jointly representing at least 85% (eighty five per cent) of the Debentures in circulation.

9.4.1.2. Considering the terms of this Item 9.4, as well as those of Clause 6 of this Indenture, a decision not to declare early maturity of the Debentures shall depend on a favorable vote by the Holders of the majority of Debentures in circulation (50% (fifty per cent) plus one Debenture), to be approved at a General Meeting of Debenture Holders.

9.4.2. For the pourposes of the Foreclosure of the Collateral Guarantee established in Clause 4.2 of this Indenture, the execution of the deliberations of the General Meetings of Debenture Holders shall always observe the terms of the Intercreditor Agreement.

9.4.3. The vote cast by any Debenture Holder at a General Meeting of Debenture Holders against any provision of the Intercreditor Agreement or of this Indenture shall not be valid, with the Trustee obliged to abstain from counting it.

9.4.4. The Trustee shall also abstain from counting the vote that may eventually be cast by the Issuer or by any Affiliate.

CLAUSE X – DECLARATIONS AND GUARANTEES

10.1. Declarations and Guarantees of the Trustee:

The Trustee declares and guarantees to the Issuer, on the date of signing of this Indenture, that:

a) it is duly authorized to sign this Indenture and to comply with the obligations established herein, having satisfied all of the legal and statutory requirements necessary for the same;

b) the execution of this Indenture and the compliance with the obligations established herein shall not infringe on any obligation previously assumed by the Trustee; and

c) this Indenture contains obligations that are valid and binding on the Trustee and liable in accordance with its terms and conditions.

10.2. Declarations and Guarantees:

The Issuer and the Guarantors hereby declare and guarantee to the Trustee and to the Debenture Holders on a joint and several basis, that:

a. The Issuer is a company constituted and operating in accordance with Brazilian Corporation Law and the current regulations of the CVM that apply to publicly listed companies;
b. Except with regard to the Guarantors (i) Dabny L.C.C., which is a person duly constituted and in existence in accordance with the laws of the State of Delaware, and (ii) Jonquil Venture Limited, which is a person duly constituted and in existence in accordance with the laws of the British Virgin Islands, the Guarantors are joint stock companies or limited liability companies constituted and in existence in accordance with the laws of Brazilian Corporation Law or the Brazilian Civil Code, as per the case;
c. The execution of this Indenture, as well as the assuming and discharging of the obligations arising from the same shall not depend on any other authorization of its deliberative and executive bodies, other than the EGM mentioned in Clause I;

d. The legal representatives signing this Indenture shall have statutory and/or delegated powers to assume, in the name of the Issuer and the Guarantors, the obligations established herein, and as attorneys-in-fact, have been legitimately granted their powers, with their respective mandates remaining in full force;
e. The terms of this Indenture are not in opposition to (a) any agreement or document to which the Issuer, the Guarantors and/or their Subsidiaries are a signatory or signatories, or which are binding on any of their goods and properties, except for the debts subject to Restructuring, including the Second and Third Issues of Debentures; (b) any law, decree or regulation to which the Issuer or the Guarantors (and/or their Affiliates) or any of their goods and properties are subject; or (c) any administrative or judicial order, decision or sentence that affects the Issuer or the Guarantors (and/or their Affiliates) or any of their goods and properties, excepting the shares mentioned in Annex 8 to the Share Pledge Agreements;
f. The definitive issue prospectus contains all the relevant information necessary for knowledge on the part of investors of the offer of Debentures by the Issuer, as well as the financial activities of the Issuer and the risks inherent in the activities of the Issuer and its subsidiaries mentioned in the definitive prospectus;
g. This Indenture does not contain any false or incorrect declarations or omissions of relevant facts, except in so far as a false or incorrect declaration or omission, if any, has no adverse impact on the capacity of the Issuer to comply with the obligations assumed by virtue of this Indenture; and
h. The information and facts described in this Indenture have been elaborated in accordance with relevant regulations, including those of the CVM.

CLAUSE XI – GENERAL CONDITIONS

11.1. Publicity

All acts and decisions intended for the Debenture Holders must obligatorily be communicated in the form of notices in the national edition of the publication “Valor Econômico”, in the official bulletin of the stock exchange or entity of the organized over-the-counter market in which the Debentures are negotiated, and through the global network of computers, with the Issuer obliged to advise the Trustee of any act of publication.

11.2. Communications

11.2.1 Every and any communication to be exchanged between the parties with regard to any issue relating to this Agreement must be made in writing and sent to the addresses indicated below:

(a) to the Issuer and Guarantors:

(i)	Net ServiÇos de ComunicaÇão S.A.
	Attn:	Leonardo P. G. Pereira (CFO and Director of Investor
Relations)
	Telephone:	(55-11)5186-2785
	Fax:	(55-11)5186-2780

E-Mail: ri@netservicos.com.br

and

	(ii)	Net ServiÇos de ComunicaÇão S.A.
		Attn:	André Müller Borges (Legal Director)
		Telephone:	(55-11)5186-2681
		Fax:	(55-11)5186-2780
		E-Mail:	andre.borges@netservicos.com.br

(b)		to the Trustee:

Planner Corretora de Valores S.A.
		Attn:	Artur Martins de Figueiredo
		Telephone:	(55-11)3061-9444
		Fax:	(55-11)3060-9575
		E-Mail:	afigueiredo@plannercorretora.com.br

c)		to the Depository Institution:

Banco Bradesco S.A.
Attn: Custody and Equities Department
		Telephone:	(55-11)3684-4522
		Fax:	(55-11)3684-5645
		E-Mail:	4010.aÇões@bradesco.com.br

d)		to the Paying Agent

Banco Bradesco S.A.
		Attn:	Custody and Equities Department
		Telephone:	(55-11)3684-4522
		Fax:	(55-11)3684-5645
		E-Mail:	4010.aÇões@bradesco.com.br

e)		to CETIP:

Câmara de Custódia e LiquidaÇão [Securities Custody and Settlement
Center]
		Attn:	Fábio Benites
		Telephone:	(55-11)3111-1595
		Fax:	(55-11)3111-1564
		E-Mail:	gr.debentures@cetip.com.br

f)		to the BOVESPA:

		Attn:	Department of Corporate Relations
		Telephone:	(55-11) 3233-2000
		Fax:	(55-11)3242-3550
		E-Mail:	bovespa@bovespa.com.br

11.2.2. Communications shall be considered to have been delivered when submitted with an attached form or by recorded delivery via the Empresa Brasileira de Correios e Telégrafos [Brazilian Official Mail Service], where applicable, to the above addresses, or at the time of issue of the confirmation of transmission, if sent by fax or E-Mail. For documents sent by fax or E-Mail, the original documents must be sent to the above addresses within 2 (two) business days of the transmission of the same documents.

11.3. Waiver

No waiver shall be assumed to apply to of any of the rights arising from this Indenture. No delay, omission or liberality in the exercise of any right or faculty to which the Trustee and/or the Debenture Holders are entitled as the result of non-compliance by the Issuer shall affect the exercise of the same right or faculty, or shall be interpreted as representing a waiver of the same, or acceptance of the same act of non-compliance, nor shall it constitute a novation or modification of any other obligations assumed by the Issuer in this Indenture or any previous one with regard to any other act of non-compliance or delay.

11.4. Executive Extrajudicial Title; Specific Execution

This Indenture and the Debentures constitute executive extrajudicial titles in accordance with the terms of subclauses I and II of Article 585 of the Brazilian Civil Procedure Code, with the parties hereby recognizing that, regardless of any other applicable measures, the obligations assumed in accordance with the terms of this Indenture shall entail specific execution, being subject to the terms of Articles 632ff of the Brazilian Civil Procedure Code, without affecting the right to declare the early maturity of the Debentures in accordance with the terms of this Indenture.

11.5. Severability

The invalidity or nullity, in whole or in part, of any one of the clauses of this Indenture shall not affect the others, which shall remain valid and effective until the discharging by the parties of all of the obligations established herein. In the event that any clause of this Indenture is declared invalid or null, the parties hereby undertake to negotiate within the shortest possible time, by way of replacement for the Clause considered invalid or null, the inclusion of valid terms and conditions that reflect the terms and conditions of the invalid or null Clause, in accordance with the intention and objective of the parties at the time of negotiation of the invalidated or null Clause, as well as its context.

11.6. Applicable Law

This Indenture shall be governed by the laws of the Federal Republic of Brazil.

11.7. Jurisdiction

The parties hereby choose the jurisdiction of the City of São Paulo, State of São Paulo, excluding any other, regardless of its merits, to resolve any disputes that may arise from this Indenture.

The Parties, being in full agreement, have signed 5 (five) copies of this instrument that are identical in content and form, in the presence of 2 (two) witnesses, who have also signed the same.

São Paulo, February 24th, 2005

/s/ Leonardo Porciuncula Gomes Pereira	/s/ André Müller Borges

Name:Leonardo Porciuncula Gomes Pereira	Name: André Müller Borges

NET SERVIÇOS DE COMUNICAÇÃO S.A

/s/ Artur M. de Figueiredo	/s/ Claudia Siola Cianfarant
Name: Artur M. de Figueiredo	Name: Claudia Siola Cianfarant

PLANNER CORRETORA DE VALORES S.A

NET SERVIÇOS DE COMUNICAÇÃO S.A.

ALNOR ALUM¥NIO DO NORTE LTDA.

ANTENAS COMUNITÁRIAS

BRASILEIRAS LTDA.

CABODINÂMICA TV CABO SÃO PAULO S.A.

CMA PARTICIPAÇÕES S.A.

DABNY, L.L.C.

DR EMPRESA DE DISTRIBUIÇÃO E RECEPÇÃO DE TV LTDA.

HORIZONTE SUL COMUNICAÇÕES LTDA.

JONQUIL VENTURE LIMITED

MULTICANAL TELECOMUNICAÇÕES S.A.

NET ANÁPOLIS LTDA.

NET ARAPONGAS LTDA.

NET BAURU LTDA.

NET BELO HORIZONTE LTDA.

NET BRAS¥LIA LTDA.

NET CAMPINAS LTDA.

NET CAMPO GRANDE LTDA. NET CURITIBA LTDA. NET FLORIANÓPOLIS LTDA.

NET FRANCA LTDA.

NET GOIÂNIA LTDA.

NET INDAIATUBA LTDA.

NET JOINVILLE LTDA.

NET LONDRINA LTDA.

NET MARINGÁ LTDA.

NET PARANÁ COMUNICAÇÕES LTDA.

NET PIRACICABA LTDA.

NET RECIFE LTDA.

NET RIBEIRÃO PRETO S.A.

NET RIO S.A.

NET SÃO CARLOS S.A.

NET SÃO JOSÉ DO RIO PRETO LTDA.

NET SÃO PAULO LTDA.

NET SOROCABA LTDA.

NET SUL COMUNICAÇÕES LTDA.

REYC COMÉRCIO E PARTICIPAÇÕES LTDA.

TV CABO DE CHAPECÓ LTDA.

TV V¥DEO CABO DE BELO HORIZONTE S.A.

Witnessed by:

/s/ Paulo E. C. Guimaraes
Name: Paulo E. C. Guimaraes
ID Number (RG):

/s/ Ivan Iais Junior
Name: Ivan Iais Junior
ID Number (RG):

Annex I to the Indenture for the Fourth Public Issue of Debentures, Not Convertible into Shares, with a Collateral Guarantee by Net ServiÇos de ComunicaÇão S.A..

GLOSSARY

For the purposes of this Indenture, the terms indicated below shall have the meaning attributed to them unless otherwise indicated in the Indenture.

“Management Investors” shall mean any officer, director, employee or other member of the management of the Company or any of its Subsidiaries, as well as family members, relatives or attorneys-in-fact of any of the above Persons, or also any of their heirs, executors, successors and legal representatives who, on any date, have the right to acquire, directly or indirectly, Equity Interests in the Issuer.
“Affiliates” shall mean any Person that, directly or indirectly, controls or is controlled by or is under the direct or indirect common control with regard to the specified Person.

“Collateral Agent” shall mean Banco Itaú S.A. or its replacement, nominated in accordance with the terms of the Intercreditor Agreement

“Cash Equivalents” shall mean: (i) any evidence of Indebtedness with a maturity equal to or less than 365 (three hundred and sixty five), issued or guaranteed by the Federal Government of Brazil or the Federal Government of the United States, or by any agency or autonomous government entity of the same countries, provided that the same Indebtedness is unconditionally guaranteed by the Federal Government of Brazil or by the Federal Government of the United States, as per the case; (ii) deposits, certificates of deposit or acceptances with a maturity equal to or less than 365 (three hundred and sixty five) days, issued by a member institution of the U.S. Federal Reserve System whose combined capital and surplus and undivided profits, or any similar capital concept, is not less than US$50,000,000, or its equivalent in another currency or currencies, at the time of deposit; (iii) commercial paper with a maturity equal to or less than 365 (three hundred and sixty five) days, issued by a corporation (other than an Affiliate of the Issuer) that is incorporated or organized under Brazilian law or the laws of any state of the United States, which is rated at least “A-1” by Standard & Poor’s Ratings Services (“Standard & Poor’s”) or “P-I” by Moody’s Investor Services Inc. (“Moody’s”) or any Brazilian affiliate of the same rating agencies; (iv) investments in any Person with a maturity equal to or less than 365 (three hundred and sixty five), that are fully and unconditionally guaranteed by a member bank or institution of the U.S. Federal Reserve System meeting the requirements of clause (ii) of this definition; (v) repurchase agreements and reverse repurchase agreements for securities issued or unconditionally guaranteed by the Federal Government of Brazil or the Federal Government of the United States, or issued by any agency or autonomous government entity of the governments of Brazil or the United States, provided that these are unconditionally guaranteed by the relevant government, in each case maturing within 1 (one) year or less of the date of acquisition; (vi) (vi.a) securities issued or fully and unconditionally guaranteed by the Federal Government of the United States, or issued by any agency or autonomous body of the government of the same country, provided that these are fully and unconditionally guaranteed by the relevant government, (vi.b) securities issued or guaranteed by the government of any other country, or issued by any agency or autonomous body of the government of the same country, provided that these are fully and unconditionally guaranteed by the relevant government and have an investment rating of at least “BBB-”, if rated by Standard & Poor’s or “Baa3”, if rated by Moody’s, and (vi.c) direct obligations of the National Treasury of Brazil or of the Central Bank of Brazil that are recorded in the accounts of the relevant holder as short-term investments; (vii) quotas of fixed-income mutual funds managed by a financial institution forming part of a business group whose bank with a commercial loan and/or investment portfolio has an investment rating of at least “BBB-”, if rated by Standard & Poor’s or “Baa3”, if rated by Moody’s, provided that (a) the same funds are widely held and the Issuer and its Restricted Subsidiaries do not hold an Investment in excess of 30% (thirty per cent) of the aggregate Investment in the same funds, or (b) the same fund may only invest in Cash Equivalents; (viii) fixed or floating rate certificates of deposit issued by any bank organized under the laws of Brazil that (a) maintains minimum adjusted shareholders’ funds of US$100,000,000 (one hundred million U.S. dollars), or its equivalent amount in another currency or currencies; (b) maintains an investment rating with respect to its certificates of deposit, of at least “BBB-”, if rated by Standard & Poor’s or “Baa3”, if rated by Moody’s or any Brazilian affiliate of the same rating agencies, or (c) is a branch or subsidiary of a non-Brazilian bank that maintains an investment rating with respect to its short-term obligations, of at least “BBB-”, if rated by Standard & Poor’s or “Baa3”, if rated by Moody’s.

"Bridge Loan" means the indebtedness incurred by the Issuer pursuant to the Contrato de Empréstimo, dated February 24, 2005, between the Issuer and Banco Itaú BBA S.A.

“Competitor” shall mean any Person (or Affiliate of any Person) that operates within Brazil in one or more business areas in which the Issuer or any one of its Subsidiaries (including, but not limited to the provision of telecommunications services, access to the Internet, cable service, satellite transmission or television (including, but not limited to pay-per-view services)); with the proviso, however, that any commercial bank, financial company or fund (or any Affiliate of these) that holds investments in, but does not control a Competitor, shall not be considered to be a Competitor for the purposes of this definition.
“Board of Directors” shall mean the board of directors of the Company or any other entity of the Company which has been granted by the board of director the power to act on its behalf.

“Independent Financial Advisor” shall mean a Brazilian or United States investment or commercial bank or independent accounting firm of high reputation that (a) does not hold, and whose directors and executive officers and Affiliates, if any, do not hold an investment in the Issuer or in any of its Affiliates and (b) which, in the judgment of the Board of Directors of the Issuer, is independent of the Issuer and its Affiliates and is qualified to perform the task for which it may be retained.
“Contract” or “Incur” shall mean issue, assume, contract or otherwise become liable for a Debt, albeit with the proviso that any Indebtedness or Equity Interest existing at the time when the same Person becomes a subsidiary (whether through merger, consolidation, acquisition or otherwise) shall be considered to be Incurred by the same party at the time it becomes a Subsidiary.
“Currency Agreement” shall mean any foreign exchange derivative contract, including but not limited to currency agreements, currency swap agreements or other similar contracts or instruments, to which the Person in question is party or a beneficiary. “Interest Rate Agreement” shall mean, with respect to any Person, any interest rate derivative agreement, including but not limited to contracts that aim to protect against movements in interest rates, options on interest rates, interest rate swaps, caps and collars on interest rates, interest rate futures contracts or any other similar instrument, to which the Person in question is party or a beneficiary.

“Material Contract” shall mean any contract that provides for the payment or receipt by the Issuer or any one of its Restricted Subsidiaries of more than R$10,000,000 (corrected by the IGP-M Adjustment on January 1 of each fiscal year subsequent to the date of its execution) or the equivalent amount in another currency or currencies, or that is otherwise material to the business or operations of the Issuer or of its Restricted Subsidiaries, considered as a whole.

“Unrestricted Subsidiaries” shall mean (a) TV Cabo and ComunicaÇões de Jundiaí S.A., (b) Televisão A Cabo Criciúma Ltda., and (c) any other Subsidiary of the Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary, in accordance with the terms of Clause 5.11.

“Restricted Subsidiary” shall mean any subsidiary of the Issuer that is not an Unrestricted Subsidiary.
“Control” shall mean the power to generate the business of a Person, whether directly or indirectly, whether through ownership of voting shares, by contractually guaranteed rights or otherwise, being certain that for the purpose of Clause 3.15.1 of this Indenture, it shall not be considered a Change of Control Event the transfer of Control to: (i) Globo ComunicaÇões e ParticipaÇões S.A. or its Affiliates; or (ii) Teléfonos de México S.A. or its Affiliates.
“Board Resolution” shall mean a resolution arising from a meeting of the Board of Directors of the Issuer that is duly confirmed in the Minutes of the meeting of the Board of Directors at which the same resolution is adopted, with the same minutes duly signed by the board of the same meeting, transcribed in the company ledgers of the Issuer and registered, where appropriate, at the Board of Trade of the State of São Paulo. A copy of the minutes in question shall be delivered to the Trustee.

“Consolidated Financing Costs” shall mean, for any period, the amount equal to (i) financial expenses of the Issuer and its Restricted Subsidiaries for the same period on a consolidated basis in accordance with Brazilian GAAP minus (ii) the financial income of the Issuer and its Restricted Subsidiaries for the same period, as determined on a consolidated basis in accordance with Brazilian GAAP.

“Consolidated Interest Expense” shall mean, with respect to any period, the sum, without duplication, of (a) the interest expense of the Issuer and its Restricted Subsidiaries, accrued and paid or payable in cash for the same period, as determined on a consolidated basis in accordance with Brazilian GAAP, in any event, including, without limitation (i) any amortization of debt discount, excluding any amortization of debt discount with regard to the Senior Secured Indebtedness, (ii) the net cash cost arising from any Currency Agreement or Hedging Obligation, including any amortization of discounts, (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with regard to letters of credit, bills of exchange, promissory notes and bankers’ acceptances and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be accrued by the same Person during the same period, minus (c) interest income of the Issuer and its Restricted Subsidiaries, accrued and received or receivable in cash during the same period, considered on a consolidated basis in accordance with Brazilian GAAP.

“Senior Secured Indebtedness” shall mean the indebtedness of the Issuer and its Restricted Subsidiaries that may be issued or constituted within the context of the Restructuring, including the notes forming the object of this issue, securities issued outside Brazil by the Issuer (“Notes”), securities issued outside Brazil by Net Sul ComunicaÇões S.A. (“Net Sul Notes”) and their respective Debt Instruments, the Loan Agreement arising from the Real Conversion Option set forth in the Exchange Agreement, and the bilateral agreements relating to the Restructuring, listed in Annex IV to this Indenture (it being understood that the Bridge Loan does not constitute Senior Secured Indebtedness).

“Transaction Documents” shall mean the Indenture, the Intercreditor Agreement, the Debt Instruments and the Pledge Agreements, as well as any amendments to the same.

EBITDA” shall mean, for any period, the Consolidated Net Income for the same period, adjusted to exclude the following income or expense items (without duplication), to the extent that the same items are included in the calculation of Consolidated Net Income: (i) Consolidated Net Financial Expenses, (ii) total expenses relating to income tax and social contribution on net income, or other forms of taxation that may be created, (iii) depreciation, amortization, including but not limited to the amortization of goodwill and intangibles, and other charges or losses without effect on the cash position of the Issuer, other than charges or losses without effect on the cash position of the Issuer that require a provision for future payments; (iv) any net income of any Person that is not a Restricted Subsidiary; excepting the limitations contained in clause (v) below, the equity interest of the Issuer in the net income of the same Person for the same period shall be included in the same Consolidated Net Income up to the aggregate amount of cash effectively distributed by the Person in question during the same period to the Issuer or a Restricted Subsidiary as a dividend or other payment of the same nature (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (v) below); (v) any gain or loss arising from the disposal of any other form of transfer of any asset of the Issuer or of its Restricted Subsidiaries, considered in consolidated form, that is not disposed of or transferred in any other way in the normal course of business; (vi) any extraordinary gain or loss; (vii) the cumulative effect of a change in accounting principles; (viii) any nonrecurring expenses relating to the Restructuring or to any acquisition by the Issuer or any Restricted Subsidiary after the full payment date, including but not limited to, any charge and/or expense incurred through bonuses paid to the management of the Issuer on account of the Restructuring; (ix) any non-cash compensation charge arising from any grant of stock, stock options or other similar bonuses.

“Refinancing Indebtedness” shall mean Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend (including that relating to any defeasance or discharge mechanism) any Indebtedness existing on the Full Payment Date or incurred in compliance with the Indenture (including, to the extent permitted in this Issue, Indebtedness of the Issuer that refinances the Indebtedness of any Restricted Subsidiary, as well as the Indebtedness of any Restricted Subsidiary that refinances the Indebtedness of another Restricted Subsidiary) including the Indebtedness that finances Refinancing Indebtedness, provided that:

(i) the Refinancing Indebtedness matures after the Indebtedness to be refinanced;
(ii) at the time of contracting such Refinancing Indebtedness, it has a weighted average maturity that is equal to or greater than the weighted average maturity of the Indebtedness to be refinanced;
(iii) such Refinancing Indebtedness is incurred in an aggregate principal amount, or if issued at a discount to face value, at a total issue price that is equal to or less than the sum of (a) the aggregate principal amount, or if issued at a discount to face value, the aggregate accreted value outstanding of the Indebtedness to be refinanced, plus (b) fees, underwriting discounts, premiums and other costs and expenses incurred in conjunction with the same Refinancing Indebtedness; and
(iv) Refinancing Indebtedness shall not include (a) Indebtedness of Restricted Subsidiaries that are not guarantors of the refinancing of the Issuer’s Indebtedness or (b) the Indebtedness of the Issuer or of a Restricted Subsidiary that refinances the Indebtedness of an Unrestricted Subsidiary.
“Consolidated Total Indebtedness” shall mean the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries on any date, determined in consolidated form in accordance with Brazilian GAAP.

“Indebtedness” shall mean, with respect to any Person, without duplication:

(i) any liability, contingent or otherwise, of the same Person (a) relating to money borrowed by the Person in question, that may or may not be guaranteed in full or in part by the assets of the same, whether as a cash advance, bill, overdraft or loan agreement; (b) evidenced by a debenture or similar instrument or by letters of credit, including Purchase Obligations, or any book-entry security, or (c) unless otherwise determined in this Glossary, instruments signed with such Persons for the purpose of hedging against movements in exchange and interest rates (the amount of any such obligation shall be equal at any time to the value of the hedge that would be paid or received by the same Person upon its termination);

(ii) any third-party liability similar to those described in subclause (i) above, which is guaranteed by the Person or for which the same Person is legally liable;

(iii) any obligation secured by a Lien on the property or assets of the Person, regardless of whether the guaranteed obligations have been directly assumed by the Person or for which the same party comes to be legally liable;

(iv) the maximum repurchase or redemption price of any share or quota representing the capital stock, equity interests, partner’s rights, participation certificates or any other securities that confer a share of the net income and that carry a repurchase/redemption obligation, or that are convertible into Indebtedness (except where this is at the option of the Issuer) of the same Person, that is not held by the Issuer or by one of its Restricted Subsidiaries;

(v) for the exclusive purpose of calculating Consolidated Total Indebtedness in accordance with Clause 5.6 of the Indenture, Indebtedness shall mean (a) debt securities that are overdue by 60 (sixty) days or more and that are not being contested in good faith by the same Person, (b) all Capitalized Lease Obligations to which the same Person is a party and (c) deferred obligations relating to the purchase price for the assets of the same Person, provided that the same deferred purchase price is due after 120 (one hundred and twenty) days reckoned from the date of delivery of the asset in question.

For the purposes of Clauses 5.6 and 6.1 of the Indenture, in determining the principal amount of any Indebtedness that may be incurred by the Issuer or by any one of its Restricted Subsidiaries or that is outstanding on any date, (x) shall be considered on the date of determination as the principal amount of the Indebtedness to be paid in the event of declaration of early maturity of the respective indebtedness, if this value is less than the amount of the principal indebtedness effectively due with regard to the same indebtedness, and (y) the amount of any such Indebtedness shall be reduced by the amount of any net gain related to any Currency Agreement linked to the same Indebtedness.

“Excess Cash Flow” shall mean, for any fiscal year, the sum of (i) (a) the cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, taking as a basis the last day of the same fiscal year minus (b) the Starting Cash Balance of the Issuer minus (ii) the Net Cash Proceeds arising from the issuance by any Equity Interests of the Issuer during the same fiscal year minus (iii) the Net Cash Proceeds of the Issuer obtained through the incurring of any Indebtedness by the Issuer or by any one of its Restricted Subsidiaries during the same fiscal year minus (iv) the Net Cash Proceeds arising from any Asset Sale during the same fiscal year plus (v) the amount of any Investment by the Issuer or any of its Restricted Subsidiaries in any Person that, as a result of the same Investment, becomes a Restricted Subsidiary, as well as any amount paid by the Issuer or any of its Restricted Subsidiaries to acquire any person or any business or any group of assets constituting an operating unit of a business (any one of these operations constituting a “Purchase”), plus (vi) the amount of any prepayments of principal in respect of Senior Secured Indebtedness during the same fiscal year plus (vii) the amount of any cash dividend or other cash payment in favor of the Issuer arising from its Equity Interests, with the proviso that:

(a) if the Issuer or any Restricted Subsidiary has, within the same fiscal year, made any Asset Sale of any person, business or any group of assets constituting an operating unit of a business (any one of these operations constituting a “Sale”), the Starting Cash Balance for the same fiscal year shall, for the purpose of measuring Excess Cash Flow relating to the same fiscal year, be reduced by an amount equal to the amount of cash or Cash Equivalents transferred in connection with the same Sale; and

(b) if the Issuer or any Restricted Subsidiary has, within the same fiscal year, made any Purchase, the Starting Cash Balance for the same fiscal year shall, for the purpose of measuring Excess Cash Flow relating to the same fiscal year, be increased by an amount equal to the amount of cash or Cash Equivalents acquired in connection with the same Purchase.

“Foreclosure of the Collateral Guarantee” shall mean any action or proceeding against any Company of Net Group adopted by the Collateral Agent on behalf of the Creditors in accordance with the terms and conditions of the Intercreditors Agreement aiming to assure any Creditors’ under the Pledge Agreements to foreclose on the assets object of the Pledge Agreements, including, but not limited to, propose any lawsuit before any court or arbitration court or before any administrative court or any governmental entity.

“Representative Portion of Capital Stock” shall mean any representative portion of the capital stock of any Person that grants a right to participate in the proceeds of such Person.
“Guarantee” shall mean any guarantee that may be granted in accordance with the terms of the Indenture and Pledge Agreements.

“Permitted Liens” shall mean:

(i) the Liens in existence on the date of signing of the Indenture;

(ii) any Lien on any property acquired, constructed or improved by the Issuer or any of its Restricted Subsidiaries after the date of signing of the Indenture, which has been created, incurred or assumed at the same time as or within 90 (ninety) days of the relevant acquisition, in order to guarantee the payment of any portion of the price of acquisition, construction or rebuilding, including readjustments, interests and financial charges incurred during the construction, as well as eventual increases in costs. In the event that the same property has been built or rebuilt, the period of 90 (ninety) days mentioned above shall be reckoned starting from the end of the relevant building or rebuilding or from the start of the commercial use of the property in question, whichever occurs last:

(iii) any Lien that secures all Senior Secured Indebtedness in same proportion and on an equivalent basis;

(iv) any Guarantee granted in accordance with the Pledge Agreements and the Intercreditor Agreements;

(v) any Lien on any asset or good acquired by the Issuer that was already in existence at the time of acquisition of the same asset, and that in no way arises from the acquisition of the same, unless the same Lien was created to secure or provide for payment of part or all of the purchase price;

(vi) any Lien on any asset acquired from a Person that is merged with or incorporated by the Issuer or by any one of its Restricted Subsidiaries, or any Liens already in existence on any asset of a Person at the time that it becomes a subsidiary of the Issuer and that does not result in any way from the operation in question, unless the same Lien was created to secure or provide for the payment of part or all of the operation;

(vii) any Lien which exclusively guarantees the Indebtedness between (a) the Issuer and any one of its Restricted Subsidiaries or (b) the Restricted Subsidiaries and the Issuer or between Restricted Subsidiaries;

(viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the preceding clauses (i) through (vii) inclusive, with the proviso that the principal amount of Indebtedness to be secured may not exceed the amount of principal guaranteed immediately prior to the extension, renewal or replacement , and that the extension, renewal or replacement in question shall be limited to the whole or part of the property, including the improvements carried out, to which the Lien to be extended, renewed or replaced shall apply;

(ix) any Lien related to disputes regarding the payment of outstanding taxes which are being contested diligently and in good faith, in accordance with appropriate actions or proceedings, provided that provisions for the contested amounts are made in the accounting ledgers of the Issuer and/or its Restricted Subsidiaries;

(x) Liens (including Liens associated with the granting of any surety letter) that are not Guarantees arising from Judicial or Administrative actions against the Issuer, for which the same Issuer has diligently and in good faith presented a defense or appeal, as per the case, and the decision , sentence or judgment has not yet been judged, or if the period within which such defense, appeal or proceedings may be initiated has not yet expired, with the purpose of guaranteeing the right of defense or recourse in such judicial or administrative actions and that effectively prevent the foreclosure of the same Lien;

(xi) Liens created by legal imposition that arise in the normal course of business;

(xii) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the normal course of business;

(xiii) Liens incurred in the normal course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits, as well as Liens granted to ensure the performance of bids, tenders, leases and other contracts signed in the ordinary course of business, surety letters, performance bonds and other obligations of a similar nature incurred in the normal course of business, as well as Liens constituted due to legal imposition;

(xiv) Liens relating to maintenance services, the provision of programming services, rental of real estate and any other similar Liens arising in the ordinary course of business relating to obligations that have not been overdue for more than 60 (sixty) days, or that are guaranteed or that are being contested diligently and in good faith, in accordance with suitable actions and procedures, that effectively prevent the foreclosure of the same Lien;

(xv) pledges, deposits and other Liens that guarantee the performance of proposals, bids, operations and other contracts (other than for borrowed money), incurred in the ordinary course of business;

(xvi) leases, subleases, licenses or sublicenses to third parties;

(xvii) Liens securing obligations arising from Currency Agreements and/or Interest Rate Agreements incurred in accordance with Clause 5.6 of the Indenture, provided that the lesser of (a) the Fair Market Value and (b) the book value of the Liens securing obligations arising from Currency Agreements and/or Interest Rate Agreements, at no time exceeds R$50,000,000 (fifty million Brazilian reais), with this amount corrected by the IGP-M Adjustment on January 1 of each fiscal year following the Issue Date;

(xviii) Any easement or immaterial imperfection of title on real estate in which the Issuer or any Restricted Subsidiary has an interest, provided that such easement or imperfection shall not render such title unusable for purposes of the business of the Issuer or the Restricted Subsidiary in question;

(xix) Liens arising from capital leasing operations and Indebtedness associated with Purchase Obligations, provided that these are in accordance with Clause 5.6 of the Indenture and that such guarantees shall be restricted to the properties or assets underlying such capital leasing operations;

(xx) Liens granted as a result of capital leasing operations and Indebtedness contracted as a result of Purchase Obligations, in accordance with Clause 5.6 of the Indenture, provided that the same Liens shall be restricted to the underlying assets;

(xxi) any Lien over the proceeds of the Issuance of Restructuring Shares, any account into which such proceeds are deposited and/ or any agreement relating thereto, in each case securing the Bridge Loan.

“Liens” shall mean any real encumbrance, mortgage, charge, pledge, usufruct, lien, right of preference or priority, assignment for security, claim of rights or other guarantee or right of any kind on any property or assets of any kind. Notwithstanding the previous definition, a property shall be considered to be subject to a Lien when the acquisition or maintenance of the same property by a Person shall be restricted by any contingent sale and purchase contract, financial lease or other similar instrument that restricts rights of ownership, as well as its use or enjoyment, whether fully or in part.

“Hedging Obligations” shall mean the obligations of a Person relating to Interest Rate or Currency Agreements.

“Consolidated Leverage Ratio”, shall mean the ratio, on any date, of (i) Total Consolidated Indebtedness, as determined on the same date, to (ii) the EBITDA for the period of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Issuer are available, with the proviso that:

(ii.a) if, since the beginning of the same period, the Issuer or any Restricted Subsidiary has made any Asset Sale of any person, business or any group of assets constituting an operating unit of a business (each of these operations constituting a “Sale”), the EBITDA for the same period shall be reduced by an amount equivalent to the EBITDA (if positive) directly attributable to the assets forming the object of the Asset Sale in question for the period under consideration, or increased by an amount equal to EBITDA (if this is negative) directly attributable to the assets forming the object of the same Asset Sale during the period under consideration;

(ii.b) if the Issuer or any Restricted Subsidiary has made an Investment (by incorporation, merger or otherwise) in any Person that thereby becomes a Restricted Subsidiary, or through the acquisition of any person, business or group of assets constituting an operational business unit, including any Investment or acquisition of assets within the context of a transaction that makes it necessary to carry out the calculation to which this item refers (each one of these operations constituting a “Purchase”), the EBITDA for the same period shall be calculated on a pro forma basis (including the incurring of any Debt), as if the same Investment or acquisition had occurred on the first day of the relevant period; and

(ii.c) if any Person which, during the period in question, came to be considered as a Restricted Subsidiary, merged with or was incorporated by the Issuer or any Restricted Subsidiary and that carried out any Sale or Purchase which, if the same operation had been carried out by the Issuer or a Restricted Subsidiary, would have given rise to an accounting adjustment in accordance with the terms of subclauses (ii.a) and (ii.b) above, the EBITDA for the same period shall be calculated on a pro forma basis, as if the Sale or Purchase in question had occurred on the first day of the same period.

For purposes of this definition, whenever it is necessary to make a pro forma calculation for an Asset Sale, Investment, acquisition of assets or any transaction made in accordance with Clause 5.12 of the Indenture, or of the amount of revenues or capital gains arising from the operations in question, the applicable pro forma calculations shall be carried out in the determined manner and in good faith by a director of the Issuer on the basis of reasonable assumptions.

“Consolidated Interest Expense Ratio” shall mean the ratio between: (i) EBITDA for the period consisting of the four most recent consecutive fiscal quarters ending prior to the date of determination for which the consolidated financial statements of the Issuer are available, minus the total Capital Expenditure for the same period, and (ii) the Net Consolidated Interest Expense for the same four fiscal quarters, determined, in each case, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the date of signing of the Indenture, calculated on a pro forma basis to simulate the Restructuring as if it had occurred at the beginning of the same four-quarter period, with the proviso that:

(a.1) if the Issuer or any Restricted Subsidiary (i) has incurred any Indebtedness since the beginning of the same period that has not been paid in full by the date of determination or has incurred any Indebtedness since the start of the same period, and on the date of determination of the Consolidated Interest Expense Ratio, the same has not been paid in full, or if the transaction giving rise to the need to calculate the Consolidated Interest Expense Ratio is an Incurrence of Debt, then the EBITDA and Consolidated Interest Expense for the same period shall be calculated after calculating the same Indebtedness on a pro forma basis, as if the same Indebtedness had been incurred on the first day of the same period (albeit for this calculation, the amount of Indebtedness arising from any revolving credit facility outstanding on the date of the same calculation shall be computed based on (x) the average daily balance of the same Indebtedness during the same four fiscal quarters or during any shorter period for which the same facility was outstanding or (y) the average daily balance of the same Indebtedness during the period from the date of creation of the same facility until the date of the same calculation, in the event that the same facility was created after the end of the same four fiscal quarters), or (ii) has, during the period for the same calculation, repaid, repurchased, redeemed or otherwise discharged any Indebtedness (each the same operation constituting a “Discharge”), with the same Indebtedness no longer outstanding on the date of the calculation, or if the transaction giving rise to the need to calculate the Consolidated Interest Expense Ratio involves a discharge of Indebtedness (provided that the Indebtedness does not relate to any revolving credit facility that remains to be permanently repaid), the EBITDA and Consolidated Interest Expense for the same period shall be calculated after calculating the Discharge of the same Indebtedness on a pro forma basis, as if the same discharge had occurred on the first day of the same period of calculation;

(a.2) if the Issuer or any Restricted Subsidiary has, during the calculation period, made any Asset Sale of any person, business or any group of assets constituting an operating unit of a business (any the same transaction constituting a “Sale”), the EBITDA for the same period shall be calculated (x) by subtracting an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of the same Asset Sale for the same period or increased by an amount equal to the EBITDA (if positive) directly attributable to the same assets forming the object of the Asset Sale carried out during the same period, or (y) by adding an amount equal to the EBITDA (if negative) directly attributable to the same assets forming the object of the Asset Sale carried out during the same period. To the degree that the Issuer or any Restricted Subsidiary is no longer responsible for the same Indebtedness after the same Asset Sale, the Net Consolidated Interest Expense for the same period shall be reduced by an amount equivalent to the Net Consolidated Interest Expense of the Issuer or any Restricted Subsidiary that has been repaid, repurchased, defeased or otherwise discharged as a result of the same Asset Sale during the period in question (and if significant fraction of the Capital Stock of any Restricted Subsidiary are disposed of, this amount shall be the Net Consolidated Interest Expense for the same period directly attributable to the Indebtedness of the same Restricted Subsidiary);

(a.3) if during the same calculation period, the Issuer or any Restricted Subsidiary (whether by incorporation, merger or otherwise) has made an Investment in any Person, as a result of which the latter Person becomes a Restricted Subsidiary, or otherwise acquires any person, business or group of assets constituting an operating unit of a business, including any the same Investment or acquisition of assets that gives rise to an obligation to calculate the Consolidated Interest Expense Ratio in accordance with the definition herein (any one of these transactions constituting a “Purchase”), the EBITDA and Consolidated Interest Expense for the same period shall be calculated after calculating the value of the same Investment or acquisition on a pro forma basis (including the incurring of any Indebtedness), as if the same Investment or acquisition had occurred on the first day of the same period;

(a.4) if any Person that comes to be considered as a Restricted Subsidiary during the period in question or that merged with the Issuer or with any Restricted Subsidiary or was incorporated by the same companies, has carried out any Sale or Purchase that would have required an accounting adjustment in accordance with subitems (a.1), (a.2) or (a.3) above, the EBITDA and Consolidated Interest Expense for the period in question shall be calculated after calculating the effect of the same operation on a pro forma basis, as if it had occurred on the first day of the same period; and

(a.5) if any Person that comes to be considered as a Restricted Subsidiary during the period in question or that merged with the Issuer or with any Restricted Subsidiary or was incorporated by the same companies, and in any case, by means of a Purchase has discharged any Indebtedness or carried out any Sale or Purchase which, if effected by the Issuer or by a Restricted Subsidiary during the period in question, would have required an accounting adjustment in accordance with subitems (a.1), (a.2), (a.3) or (a.4) above, the EBITDA and the Net Consolidated Interest Expense for the period in question shall be calculated after calculating the effect of the Sale, Purchase or Discharge in question on a pro forma basis, as if the same operation had occurred on the first day of the relevant period.

For the purposes of this definition, whenever it is necessary to calculate on a pro forma basis the effect of a Asset Sale, Investment or acquisition of assets or any transaction governed by the provisions of Clause 5.12 of the Indenture, the EBITDA for the operations in question and the Net Consolidated Interest Expense associated with any Indebtedness incurred, repaid, repurchased, defeased or otherwise discharged as a result of the operations in question, the associated pro forma calculations shall be carried out by a Director of the Issuer, based on reasonable assumptions, in the manner determined in this Indenture and in good faith. If any Indebtedness bears a floating rate of interest and is being calculated on a pro forma basis, the interest expense on the same Indebtedness shall be calculated as the average rate in effect during the same period

(taking into account any Interest Rate Agreement that applies to the same Indebtedness and that remains in force for an additional period of 12 months reckoned from the relevant calculation date). For the pro forma calculation of any Indebtedness arising in conjunction with a revolving credit facility, the interest expense on the same Indebtedness shall be calculated on the basis of the average daily balance of this Indebtedness during the period in question.

“Debt Instruments” shall mean the Indenture, the securities issued outside Brazil by the Issuer (“Notes”), the securities issued outside Brazil by Net Sul ComunicaÇões S.A. (“Net Sul Notes”) and the bilateral contracts associated with the Restructuring listed in Annex IV to this Indenture, as well as any indebtedness that may be contracted by the Issuer and that ranks pari passu with the indebtedness listed above.

“Permitted Investment” shall mean an investment carried out by the Issuer or by any Restricted Subsidiary:

(i) in a Restricted Subsidiary, in the Issuer or in a Person which, as a result of the effecting of the same Investment, comes to be considered as a Restricted Subsidiary;

(ii) in another Person if, as a result of the same Investment, the same Person merges with the Issuer or with any Restricted Subsidiary, or is incorporated by the same;

(iii) Cash Equivalents;

(iv) receivables of the Issuer or of any Restricted Subsidiary that are created or acquired by the Issuer or by any Restricted Subsidiary in the regular course of business, in accordance with normal market practices;

(v) securities or other Investments received as consideration for disposals of property or assets, including Asset Sales made in accordance with the terms of Clause 3.12.1 (IV) of this Indenture, that have been negotiated in accordance with normal market practices;

(vi) securities or other Investments received as payment for credits due to the Issuer or to any Restricted Subsidiary in the ordinary course of business, or as a result of the execution or foreclosure of any Lien, or in compliance with any judicial order, including such orders relating to bankruptcy, composition with creditors or any similar procedure;

(vii) Investments in existence or validly agreed in writing on the date of signing of the Indenture;

(viii) deposits constituted in favor of third parties in the normal course of business with respect to leases or the provision of any public service, in accordance with the definition of “Permitted Liens” or as agreed under the terms of Clause 5.5 of the Indenture;

(ix) prepaid expenses, including trade credits, arising during the normal course of business;

(x) promissory notes issued by Management Investors, acquired as full payment for shares issued by the Issuer, whose aggregate principal amount at no time exceeds R$10,000,000 (ten million Brazilian reais), corrected by the IGP-M Adjustment on January 1 of each fiscal year following the full payment date;

(xi) other Investments that do not exceed, in aggregate, the following amounts (in each case corrected by the IGP-M Adjustment on January 1 of each fiscal year following the full payment date;

(a) R$ 10,000,000 (ten million Brazilian reais), during the fiscal years ended December 31, 2005 and December 31, 2006;

(b) R$ 20,000,000 (twenty million Brazilian reais), during the fiscal year ending December 31, 2007; and

(c) R$ 35,000,000 (thirty five million Brazilian reais), during the fiscal year ending December 31, 2008 and during each subsequent fiscal year.

“Investment” shall mean, with regard to any Person, any (i) advance, loan agreement, receivable or extension of credit (including but not limited to those arising from guarantees); (ii) full payment of capital with credits, goods or rights; or (iii) the acquisition of shares, quotas, notes or other debt securities, or any other negotiable securities issued by any Person. Notwithstanding the above terms, the issue by the Issuer of shares or quotas representing the capital stock, equity interests, partners’ rights, participation certificates or any other securities that confer a right to a share in the results of the Issuer (except where these carry a redemption or repurchase obligation) for exchange for shares or quotas representing the capital stock, equity interests, partners’ rights, participation certificates or any other securities that confer a right to a share in the results of another Person or for exchange for assets or Representative Portion of Capital Stock of another Person shall not be considered to be an Investment by the Issuer in the same Person.
“Capital Expenditures” shall mean, with regard to any Person, the sum (without duplication) of all the investments that have been made, at any time, whether directly or indirectly, by the Person in question or by any one of its subsidiaries, in equipment, fixed assets, chattels or improvements, as well as the respective replacements or substitutions that, in accordance with Brazilian GAAP, are or should be recorded in the accounts as fixed assets.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with Brazilian GAAP.

“Pre-Restructuring Debt” shall mean the amount of US$ 248,777,479.00, equivalent to R$ 606,781,497.00, as calculated on the basis of the Exchange Rate for the Issue Date.

“Permitted Business” shall mean (i) the distribution of signals for pay TV, radio, internet or the provision of other telecommunications services within Brazil and (ii) any business activity related to item (i) above, carried out by the Issuer or any Restricted Subsidiary on the Full Payment Date, as well as the acquisition, interest in or exploitation of any license relating to the business activities described in item (i) of this definition, the development or acquisition of programming or distribution rights in accordance with item (i) of this definition and any other business involving voice, data or video transmission and telecommunications services.
“Purchase Obligations” shall mean any Indebtedness Incurred to finance or refinance the deferred payment of any property or assets used in the normal course of business of the Issuer and its subsidiaries, provided that this Indebtedness is incurred within 6 (six) months of the acquisition of such property or assets.

“Equity Interests” shall mean Representative Portion of Capital Stock, warrants, options or other rights to subscribe to Representative Portion of Capital Stock, albeit while excluding any debt security convertible into Representative Portion of Capital Stock.

“Applicable Percentage” shall mean (i) with respect to the fiscal years ending on or prior to December 31, 2007, 70%; (ii) with respect to the fiscal year ending December 31, 2008, 75%; (iii) with respect to the fiscal year ending December 31, 2009, 80%; and (iv) with respect to the fiscal years ending on or after December 31, 2010, 85%.

“Voluntary Prepayment Percentage” shall mean, with regard to any voluntary prepayment of Senior Secured Indebtedness, a fraction, represented as a percentage, the numerator of which is the principal amount of the same Senior Secured Indebtedness to be prepaid and the denominator is the total principal value of the obligations relating to the same Senior Secured Indebtedness immediately prior to such prepayment.

“Prepayment Percentage” shall mean, for any date of determination, a fraction, represented in percentage form, the numerator of which is the principal amount of the Notes outstanding on such date and the denominator, the principal amount of Senior Secured Indebtedness due on the date of calculation.

“Excess Cash Flow Prepayment Amounts” shall mean, with respect to any fiscal year, the lesser of (i) the Excess Cash Flow of the Issuer for the relevant fiscal year multiplied by the Applicable Percentage for the same fiscal year and (ii) the difference between (a) the cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries on December 31 of the same fiscal year less (b) the Minimum Cash Balance for the same fiscal year.

“Excess Share Issuance Proceeds from the Restructuring” shall mean the Net Cash Proceeds obtained by the Issuer through the issuance of shares in connection with the Restructuring minus (I) an amount equivalent to 40% (forty per cent) of the amount of Pre-Restructuring Indebtedness minus (ii) the value equivalent to 40% (forty per cent) of interest payments in cash by the Issuer to Creditors holding its debt securities in connection with the Restructuring minus (iii) the value equivalent to 20% (twenty per cent) multiplied by (a) the total number of shares issued by the Issuer in the context of the Restructuring at a price per share exceeding R$ 0.35 (thirty five cents) multiplied by (b) the difference between the average issue price per share of the same shares and R$ 0.35 (thirty five cents).

“Excess Proceeds” shall mean any cash proceeds arising from a Asset Sale that are not applied or invested in accordance with Clause 3.12.1. (IV).

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, or the Incurring or issuance of any Indebtedness or the sale or issuance of any shares or quotas representing the capital stock, equity interests, partner’s rights, participation certificates or any other securities that confer the right to participate in the results (including, but not limited to any capital contribution) of any Person, the total aggregate amount of cash, Cash Equivalents or securities acquired as a result of a Asset Sale and converted into cash within 30 (thirty) days of the date of the same acquisition, that are received periodically (whether in lieu of initial remuneration, payment or deferred remuneration) for or in the name of the Person in question and in connection with the above operations, after deducting (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, remuneration fees, and other similar fees and commissions; (b) the total amount of taxes paid or payable in connection with or as a result of the same transaction; and (c) with respect to any Asset Sale, (x) all payments arising from any Indebtedness that are secured on any assets forming the object of the Asset Sale in question, in accordance with the terms of any Lien upon such assets, or that must, in accordance with its terms, or in order to obtain the necessary consent for the same Asset Sale, or by virtue of the applicable law, be repaid from the proceeds from the Asset Sale in question and (y) all distributions and other payments due to minority interest holders in subsidiaries or joint ventures as a result of the same Asset Sale, or to any other Person (other than the Issuer or a Restricted Subsidiary) that holds rights to the assets disposed of in the Asset Sale in question.

“Restructuring” shall mean the exchange of the existing Indebtedness of the Issuer and some of its Restricted Subsidiaries (including, without limitation, the U.S. 12 5/8% Senior Guaranteed Notes maturing in 2004, the Net Sul floating rate notes due 2005, the existing working capital and bank loan facilities and the convertible and non-convertible debentures denominated in Brazilian reais) for Senior Secured Indebtedness and payment in cash.
“Initial Cash Balance” shall mean the cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, considering as a basis, the last day of the immediately preceding fiscal year.

“Minimum Cash Balance” shall mean R$ 120,000,000 (one hundred and twenty million Brazilian reais) (i) corrected on January 1 of each year by the IGP-M Adjustment, or any index that may replace it by the reference date, and (ii) adjusted in accordance with any expense still outstanding that has been contracted by the end of the immediately preceding fiscal year.

“Person” shall mean any individual, corporation, company, limited company, voluntary association, joint venture, trust, autonomous government entity, non-corporate organization or government (or any agency, sector or political subdivision of the same) or any other entity of any nature.

“Fair Market Value” shall mean, with respect to any asset or property, the price at which the same asset could be negotiated in a transaction under normal market conditions for cash payment, between a seller and buyer that are both free from any pressure or compulsion to complete the transaction. Unless otherwise specified in this Indenture, the Fair Market Value shall be determined in good faith by the Board of Directors of the Issuer, and must be approved by a Resolution of the Board of Directors; albeit, in the event of any transaction or series of related transactions which, during any period of 12 (twelve) consecutive months that involves an aggregate consideration equal or greater than R$ 75,000,000 (seventy five million Brazilian reais) (with this amount increased by the IGP-M Adjustment on January 1 of each fiscal year following the date of signing of the Indenture), or the equivalent amount in another currency, in which the Fair Market Value shall also be determined by an Independent Financial Consultant.

“IGP-M Adjustment” shall mean, on any date of determination, a fraction, the numerator of which is the General Price Index-Market (IGP-M) as calculated and published by the Getúlio Vargas Foundation – FGV (“IGP-M”) on the same date and the denominator of which is the IGP-M index for January 1, 2004.

“Asset Sale” shall mean any direct or indirect sale, leasing, conveyance, transfer or other disposal of Representative Portion of Capital Stock of a Restricted Subsidiary (other than shares held by members of the Board of Directors, or to the extent required by applicable law), property or other assets, including any licenses for the provision of cable television services or other related activities carried out by the Issuer or by any Restricted Subsidiary, (each such activity constituting a “disposal” for the purposes of this definition) by the Issuer or any of its Restricted Subsidiaries (including any disposal by means of a merger, consolidation or similar operation). Notwithstanding the preceding provisions, the following operations shall not be considered as Asset Sales:

(i) a disposal by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(ii) any disposal arising in the ordinary course of business, including any disposal of (ii.a) inventory, (ii.b) obsolete assets or (ii.c) surplus assets, or any disposal of Cash Equivalents, or any non-exclusive licensing of intellectual property rights;

(iii) transactions over any 12 (twelve) month period that involve assets whose Fair Market Value is less than R$ 3,000,000 (three million Brazilian reais), the amount of which shall be increased by the IGP-M Adjustment on January 1 of each fiscal year, from January 1, 2004 onwards;

(iv) any swap of operating assets by the Issuer or any of its Restricted Subsidiaries for operating assets of equal or greater Fair Market Value;

(v) the sale, without recourse, under normal market conditions, of receivables or of securities representing receivables, arising in the normal course of business and existing at the time of the same sale, or conversion or swap, in the normal course of business, of the same receivables for securities representing receivables that are characterized as a “Permitted Investment”;

(vi) a Restricted Payment that is permitted under the terms of Clause 5.7 of the Indenture; or

(vii) any disposal of assets permitted under the terms of Clause 5.12 of the Indenture.

Annex II to the Indenture for the Fourth Public Issue of Debentures not Convertible into Shares, with a Collateral Guarantee and Suretyship, by Net ServiÇos de ComunicaÇão S.A.

[Pledge Agreements]

Annex III to the Indenture for the Fourth Public Issue of Debentures not Convertible into Shares, with a Collateral Guarantee and Suretyship, by Net ServiÇos de ComunicaÇão S.A.

Intercreditor Agreement

Annex IV to the Indenture for the Fourth Public Issue of Debentures not Convertible into Shares, with a Collateral Guarantee and Suretyship, by Net ServiÇos de ComunicaÇão S.A.

Credits forming the Object of Guarantees by Grupo Net

Private Instrument of Debt Confession, dated as of December 30th, 2004, with Banco Itaú BBA S.A. in the amount of R$ 61.144.097,23 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of December 30th, 2004 with Banco Itaú BBA S.A. in the amount of R$ 4.509.403,14 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of December 30th, 2004, with Banco Itaú BBA S.A. in the amount of R$ 4.039.613,40 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of December 27th, 2004 with Banco Brascan S.A. in the amount of R$ 19.270.986,76 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of December 28th, 2004, with Unibanco – União de Bancos Brasileiros S.A. in the amount of R$ 103.988.711,06 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of December 28th, 2004, with Unibanco – União de Bancos Brasileiros S.A. in the amount of R$ 368.951,88 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of December 28th, 2004, with Banco Único S.A. in the amount of R$ 20.541.104,80 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of February 17th, 2004, with Banco do Brasil S.A. in the amount of R$ 390.608,48 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of February 17th, 2004, with Banco do BrasiS.A. in the amount of R$ 43.136.484,59 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of February 22nd, 2005, with BankBoston Bano Múltiplo S.A. in the amount of 9.703.198,56 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of February 22nd, 2005 with BankBoston Banco Múltiplo S.A. in the amount of 5.694.516,88 and corresponding to the Common Terms Agreement;

Private Instrument of Debt Confession, dated as of February, 2005 with Banco do Estado do Rio Grande do Sul S.A. in the amount of R$ 34.980.515,84 and corresponding to the Common Terms Agreement;

Annex V to the Indenture for the Fourth Public Issue of Debentures not Convertible into Shares, with a Collateral Guarantee and Suretyship, by Net ServiÇos de ComunicaÇão S.A.

List of companies to be the object of the corporate restructuring to be implemented by the Issuer:

Alnor Alumínio do Norte Ltda.
Antenas Comunitárias Brasileiras Ltda.
Cabodinâmica TV Cabo São Paulo S.A.
CMA ParticipaÇões S.A.
Dabny, L.L.C.
Jonquil Venture Limited
Multicanal TelecomunicaÇões S.A.
Net Belo Horizonte Ltda.
Net Brasília Ltda.
Net Londrina Ltda.
Net Rio S.A.
TV Cabo de Chapecó Ltda.
TV Vídeo Cabo de Belo Horizonte S.A.
Net Recife Ltda.
Net São Paulo Ltda.
Net Campinas Ltda.
Net Indaiatuba Ltda.
Net Franca Ltda.
Net Sul ComunicaÇões Ltda.
DR- Empresa de DistribuiÇão e RecepÇão de TV Ltda.
Net Joinville Ltda.
Net Florianópolis Ltda.
Net Maringá Ltda.
Net São José do Rio Preto Ltda.
Net Piracicaba Ltda.
Net Goiânia Ltda.
Net Campo Grande Ltda.
Net Sorocaba Ltda.
Net São Carlos S.A.
Horizonte Sul ComunicaÇões Ltda.
Net Paraná ComunicaÇões Ltda.
Net Curitiba Ltda.
Net Arapongas Ltda.
Net Ribeirão Preto S.A.
Net Bauru Ltda.
Net Anápolis Ltda.
Reyc Comércio e ParticipaÇões Ltda.